                                                                   Exhibit 99.1


===============================================================================




                           ASSET PURCHASE AGREEMENT



                                by and between


                        Oil-Dri Corporation of America

                                     and

                           American Colloid Company







                                March 5, 1998





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                                  Page -17-

                              TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
ARTICLE 1 PURCHASE AND SALE OF ASSETS .................................     1
  1.1   Purchased Assets ..............................................     1
  1.2   Excluded Assets ...............................................     4
  1.3   Assumption of Liabilities .....................................     5
  1.4   Retained Liabilities ..........................................     6
  1.5   License .......................................................     7

ARTICLE 2 CONSIDERATION FOR THE PURCHASED ASSETS ......................     7
  2.1   Purchase Price ................................................     7
  2.2   Allocation of Purchase Price ..................................     8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT .........     8
  3.1   Organization and Power ........................................     8
  3.2   Purchased Assets ..............................................     8
  3.3   Authorization; No Breach ......................................     8
  3.4   Financial Statements ..........................................     9
  3.5   No Material Adverse Changes ...................................     9
  3.6   Absence of Certain Developments ...............................     9
  3.7   Real Property and Related Matters .............................    10
  3.8   Leasehold Interests ...........................................    13
  3.9   Unpatented Mining Claims, Surface Rights and Water Rights .....    14
  3.10  Personal Property and Title to Assets, Etc. ...................    15
  3.11  Inventories ...................................................    15
  3.12  Tax Matters ...................................................    16
  3.13  Contracts and Commitments .....................................    16
  3.14  Proprietary Rights ............................................    18
  3.15  Litigation; Proceedings .......................................    18
  3.16  Brokerage .....................................................    19
  3.17  Governmental Consent, Etc. ....................................    19
  3.18  Employees .....................................................    19
  3.19  Employee Benefit Plans ........................................    19
  3.20  Insurance .....................................................    20
  3.21  Affiliated Transactions .......................................    20
  3.22  Compliance with Laws; Permits; Certain Operations .............    20
  3.23  Environmental Matters .........................................    21
  3.24  No Default ....................................................    23
  3.25  Reserved ......................................................    23
  3.26  Customer Relations ............................................    23
  3.27  Warranties and Product Liability ..............................    23
  3.28  Disclosure Schedules ..........................................    24
  3.29  True and Complete Information .................................    24
  3.30  True and Correct Information ..................................    24
  3.31  Disclaimer ....................................................    24
  3.32  No Discussions, Etc. ..........................................    25

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER .................    25

                                  Page -18-

  4.1   Corporate Organization and Power ..............................    25
  4.2   Authorization .................................................    25
  4.3   No Violation ..................................................    25
  4.4   Governmental Authorities and Consents .........................    25
  4.5   Brokerage .....................................................    26
  4.6   Litigation ....................................................    26
  4.7   Closing Date ..................................................    26

ARTICLE 5 COVENANTS PRIOR TO CLOSING ..................................    26
  5.1   Affirmative Covenants .........................................    26
  5.2   Negative Covenants ............................................    27
  5.3   Title Commitments, Surveys and UCC Searches ...................    28
  5.4   Due Diligence and Confidentiality .............................    29

ARTICLE 6 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE ...............    30
  6.1   Conditions to Purchaser's Obligation ..........................    30

ARTICLE 7 CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE ..............    32
  7.1   Conditions to Seller's Obligation .............................    32

ARTICLE 8 CLOSING TRANSACTIONS ........................................    33
  8.1   The Closing ...................................................    33
  8.2   Action to Be Taken at the Closing .............................    33
  8.3   Closing Documents .............................................    33
  8.4   Nonassignable Contracts .......................................    36
  8.5   Mining Claims and Surface Rights ..............................    37
  8.6   Possession ....................................................    37
  8.7   Post-Closing Maters Regarding Intellectual Property ...........    37
  8.8   Proration of Taxes and Certain Charges ........................    37

ARTICLE 9 INDEMNIFICATION .............................................    38
  9.1   Indemnification by Seller and Parent ..........................    38
  9.2   Indemnification by Purchaser ..................................    38
  9.3   Method of Asserting Claims ....................................    39
  9.4   Limitation on Claims ..........................................    40
  9.5   Indemnification Payments on After-tax Basis ...................    40
  9.6   Survival ......................................................    41

ARTICLE 10 TERMINATION ................................................    41
  10.1  Termination ...................................................    41
  10.2  Effect of Termination .........................................    42
  10.3  Effect of Closing .............................................    42

ARTICLE 11 ADDITIONAL AGREEMENTS ......................................    43
  11.1  Press Release and Announcements ...............................    43
  11.2  Expenses ......................................................    43
  11.3  Further Assurances ............................................    43
  11.4  Reserved ......................................................    43
  11.5  Non-Compete; Non-Solicitation .................................    43

                                  Page -19-


  11.6  Specific Performance ..........................................    46
  11.7  Certain Communications ........................................    46
  11.8  Best Efforts To Consummate Closing Transactions ...............    46
  11.9  Third Party Termination .......................................    46
  11.10 Employees of Seller ...........................................    47
  11.11 Payment of Transfer Taxes and Tax Filings and Certain
          Post-Closing Agreements .....................................    47
  11.12 Bulk Sales Laws ...............................................    48
  11.13 Casualty ......................................................    48

ARTICLE 12 MISCELLANEOUS ..............................................    48
  12.1  Amendment and Waiver ..........................................    48
  12.2  Notices .......................................................    49
  12.3  Assignment ....................................................    50
  12.4  Severability ..................................................    50
  12.5  No Strict Construction ........................................    50
  12.6  Captions ......................................................    50
  12.7  Complete Agreement ............................................    50
  12.8  Counterparts ..................................................    50
  12.9  Governing Law .................................................    50
  12.10 Remedies Cumulative ...........................................    51
  12.11 No Third Parties ..............................................    51




                                  Page -20-

                                   INDEX OF
                            EXHIBITS AND SCHEDULES

EXHIBITS
     Exhibit A - Form of Assignment and Assumption Agreement
     Exhibit B - Form of Opinion of Lord, Bissell & Brook
     Exhibit C - Form of Opinion of Vedder, Price, Kaufman & Kammholz

SCHEDULES
     Schedule 1.1(a)(iv)........Contract Rights (Mounds)
     Schedule 1.1(a)(viii) .....Permits (Mounds)
     Schedule 1.1 (b)(iii)......Contract Rights (Paris)
     Schedule 1.1 (b)(iv).......Permits (Paris)
     Schedule 1.1 (c)(iii)......Permits (Nevada)
     Schedule 1.5 ..............Licensed Intellectual Property
     Schedule 3.2 ..............Mineral Reserves and Deposits
     Schedule 3.6 ..............Material Changes
     Schedule 3.7(a).....Real Property
     Schedule 3.7(b).....Assessments, Actions or Suits
     Schedule 3.7(e).....Licenses, Leases or Use Agreements
     Schedule 3.7(f).....Access Restrictions
     Schedule 3.7(g).....Real Property Special Designations
     Schedule 3.7(i).....Options to Purchase Real Property
     Schedule 3.8...............Leasehold Interests
     Schedule 3.9(a).....Unpatented Mining Claims
     Schedule 3.9(b).....Conflicting Claims
     Schedule 3.9(c).....Surface Rights Agreement
     Schedule 3.9(d).....Water Rights
     Schedule 3.10(a)....Machinery and Equipment
     Schedule 3.10(b)....Liens
     Schedule 3.13..............Contracts and Commitments
     Schedule 3.14..............Intellectual Property
     Schedule 3.15..............Litigation; Proceedings
     Schedule 3.18..............Collective Bargaining Agreements
     Schedule 3.19..............Employee Benefit Plans
     Schedule 3.20..............Insurance
     Schedule 3.23..............Environmental Matters
     Schedule 3.27(a)....Warranty
     Schedule 3.27(b)....Warranty/Products Liability Actions
     Schedule 5.1(g).....Interim Financial Information



                                  Page -21-

                             INDEX OF DEFINITIONS

                                                                          Page
Absorbents Supply Contract ............................................    31
Adverse Matters .......................................................    42
Adverse Matters Cost ..................................................    42
Agreement        1
Assignment and Assumption Agreement ...................................    34
Assumed Liabilities ...................................................     5
Basket Amount .........................................................    40
Benefit Plans    19
Bentonite Supply Contract .............................................    31
Books and Records .....................................................     2
Closing          33
Closing Date     33
Code             6
Collective Bargaining Agreements .....................................     19
Contract Rights ......................................................      2
Covenant Not To Compete ..............................................     43
Disclosure Schedule ..................................................     24
Election Notice ......................................................     39
Environmental Concerns ...............................................     22
Environmental Laws ...................................................     21
Environmental Permits ................................................     22
ERISA            19
Excluded Assets ......................................................      4
Geographical Area ....................................................     44
Hazardous Materials ..................................................     21
Hourly Employees .....................................................     19
Indemnifying Party ...................................................     39
Intellectual Property ................................................      4
Inventory        1
IRS              20
Latest Balance Sheet .................................................      9
Leasehold Interests ..................................................     13
Licensed Intellectual Property .......................................      7
Liens            15
Losses           38
Machinery and Equipment ..............................................      1
Mining Law of 1872 ...................................................      2
Montmorillonite ......................................................     46
Mounds Assets ........................................................      1
Mounds Facility ......................................................      1
Nevada Assets    3
Nevada Facility ......................................................      3
Non-Competition Period ...............................................     43
Nonassignable Contracts ..............................................     36
Noncompete Minerals ..................................................     43
Noncompetition Businesses ............................................     44

                                  Page -22-

Notifying Party ......................................................     39
Parent           1
Paris Assets     2
Paris Facility   2
PBGC             20
Permits          2
Permitted Accounts ...................................................     45
Permitted Exceptions .................................................     29
Person           6
Porters Creek Clay Reserves ..........................................     13
Purchase Price   7
Purchased Assets .....................................................      4
Purchaser        1
Purchaser Indemnified Parties ........................................     38
Purchaser Losses .....................................................     38
Real Property    11
Release          21
Retained Liabilities .................................................      6
Retained Tax Liabilities .............................................      6
Review Date      29
Salaried Employees ...................................................     19
Schedule         24
Scoopable Litter Products ............................................     45
Seller           1
Seller Indemnified Parties ...........................................     38
Seller Losses    38
Surveys          28
Taxes            16
Termination Fee ......................................................     46
Third Person     39
Third Person Claim ...................................................     39
Title Commitments ....................................................     28
Trademark License Agreement ..........................................      7
Traditional Litter Products ..........................................     45
Traditional Supply Contract ..........................................     31
Transfer Taxes .......................................................     47
UCC Searches     28
Unpatented Mining Claims .............................................      2
WARN Act         19


                                  Page -23-

                          ASSET PURCHASE AGREEMENT
                          ------------------------

     THIS ASSET PURCHASE AGREEMENT is made as of March 5, 1998 (this "Agreement") by and between Oil-Dri Corporation of America, a Delaware corporation ("Purchaser"), and American Colloid Company, a Delaware corporation ("Seller"). For purposes of Articles 1, 3, 9 and 11 hereof, AMCOL International Corporation, a Delaware corporation ("Parent"), shall be deemed a party hereto.

                              W I T N E S E T H

     WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Seller, subject to certain liabilities, and Seller desires to sell to Purchaser, subject to Purchaser assuming certain liabilities, the Purchased Assets (as defined in Section 1.1 below), as more specifically described herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                  ARTICLE 1

                         PURCHASE AND SALE OF ASSETS

     1.1 PURCHASED ASSETS. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 8.1 below), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver or shall cause to be sold, conveyed, assigned, transferred and delivered to Purchaser, all right, title and interest in the following assets (but excluding all Excluded Assets as defined in Section 1.2 below):

          (a) All of Seller's assets located in Pulaski County/Mounds, Illinois (the "Mounds Facility") including, without limitation, the following of such assets (collectively, the "Mounds Assets"):

               (i) all plant, machinery, equipment, fixtures, fittings, tools, furniture, furnishings, leasehold improvements, computer hardware (other than equipment necessary for the IBM AS400 computer system), printers, telephone systems, telephone numbers, motor vehicles, heavy machinery and all other personal property (including, without limitation, items which have been fully depreciated or expensed) (together with all related spare parts, supplies and accessories), substantially as set forth on Schedule 3.10(a) (the "Machinery and Equipment");

               (ii) all inventories of finished products, work in progress, packaging (other than packaging used for the Permitted Accounts (as defined in Section 11.5(d) below)), raw materials and supplies including, without limitation, pallets, dyes, additives and deodorizers ("Inventory");

               (iii) all interests in real estate in and around Mounds, Illinois (including, without limitation, land, buildings and improvements), whether owned in fee, leased or otherwise including, without limitation, the interests listed on Schedule 3.7(a) and
          Schedule 3.8;

               (iv) all rights existing under the contracts, agreements, leases, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders (collectively, "Contract Rights") identified on Schedule 1.1(a)(iv), and all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature arising as of or by reason of events occurring subsequent to Closing;

               (v) all of the unfilled customer orders related to the Contract Rights;

               (vi)  all mineral reserves and deposits identified on Schedule
          3.2;

               (vii) all U.S. Bureau of Land Management and other governmental and third party claims and leases including, without limitation, any unpatented mining claims located and held by Seller under the Mining Law of 1872, as amended (30 USC Section 21 et seq.) (the "Mining Law of 1872") which relate to the Purchased Assets (the "Unpatented Mining Claims"), as set forth in Schedule 3.9(a), and all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature arising as of or by reason of events occurring subsequent to Closing;

                                  Page -24-

               (viii) all governmental licenses, permits, authorizations, consents and approvals (collectively, the "Permits") necessary to operate and/or mine the Mounds Assets as identified on Schedule 1.1(a)(viii), to the extent assignable or transferable;

               (ix) all prepaid expenses (other than insurance deposits) relating specifically to the Mounds Assets; and

               (x) all records and files (to the extent such records and files relate directly to the Purchased Assets) including, but not limited to, such records relating to customers and suppliers, personnel files, employee manuals and payroll records, payment records, mining and drilling records, topographic maps, aerial photographs, geological maps, engineering drawings, blueprints, price lists, written processes, written formulae, engineering, technical and shop drawings, and customer lists (collectively, "Books and Records") except, however, the Excluded Assets and such records and files as are required by applicable laws to be kept by Seller.

          (b) All of the following assets of Seller (collectively, the "Paris Assets") located in and around Henry County/Paris, Tennessee (the "Paris Facility"):

               (i) the mineral estate in all lands and interests in lands identified and described in Schedule 3.2 including, but not limited to, any and all minerals and mineral substances of every type and kind, metallic and nonmetallic, oil and gas, and water and water rights, together with the right of Purchaser, its successors and assigns, to enter, occupy, utilize, consume and destroy so much of the surface as is necessary to explore for, develop, mine, extract, remove and dispose of the minerals; reserving, however, to Seller, its successors and assigns, the surface estate in said lands and interests in lands, and the right to enter and occupy the same, to the extent that such entry or occupancy does not interfere with Purchaser's mineral or related activities;

               (ii) all U.S. Bureau of Land Management and other governmental and third party claims and leases including, without limitation, the Unpatented Mining Claims, as set forth on Schedule 3.9(a), and all claims, refunds, causes of action, choses in action and rights of set-off of every kind and nature arising as of or by reason of events occurring subsequent to Closing;

               (iii) all Contract Rights identified on Schedule 1.1(b)(iii), and all claims, refunds, causes of action; choses in action and rights of set-off of every kind and nature arising as of or by reason of events occurring subsequent to Closing;

               (iv) all Permits necessary to mine the Paris Assets as identified on Schedule 1.1(b)(iv) (to the extent assignable or transferable); and

               (v)    all Books and Records pertaining directly to the Paris
          Assets.

          (c) All of the following assets (collectively, the "Nevada Assets") located in and around Lyon County/Silver Springs, Nevada (the "Nevada Facility"):

               (i) all mineral reserves and deposits (and all interests in real estate with respect thereto other than as specifically set forth herein) identified in Schedule 3.2;

               (ii) all U.S. Bureau of Land Management and other governmental and third party claims and leases including, without limitation, the Unpatented Mining Claims, as set forth on Schedule 3.9(a), and all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature arising as of or by reason of events occurring subsequent to Closing;

               (iii) all Permits necessary to mine the Nevada Assets as identified on Schedule 1.1(c)(iii) (to the extent assignable or transferable); and

               (iv) all Books and Records pertaining directly to the Nevada Assets.

          (d) All intangible assets and intellectual property consisting of the registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, and all associated goodwill identified on Schedule 1.1(d); all registration applications for any of the foregoing; together with all rights to use all of the foregoing forever and all other rights in, to and under the foregoing; and manufacturing know-how at the Mounds Facility (collectively, the "Intellectual Property").

                                  Page -25-

For purposes of this Agreement, the Mounds Assets, the Paris Assets, the Nevada Assets and the Intellectual Property are referred to herein collectively as the "Purchased Assets." It is understood and agreed for purposes hereof that all manufacturing know-how, processes and formulae transferred by Seller to Purchaser hereunder may continue to be used by Seller at its other plants and production facilities, provided such use is not in contravention of any of the terms of this Agreement.

     1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

          (a) the accounts receivable (and other receivables and rights to payment) of Seller related to the Purchased Assets existing at the Closing;

          (b) all of Seller's cash and cash equivalents related to the Purchased Assets existing at the Closing;

          (c) all of Seller's prepaid expenses other than prepaid expenses relating specifically to the Mounds Assets as described in Section 1.1(ix) above;

          (d) the right to receive mail and other communications addressed to Seller relating to any of the Excluded Assets or the Retained Liabilities (as defined in Section 1.4 below);

          (e) all monies to be received by Seller from Purchaser and all other rights of Seller under this Agreement;

          (f) all of Seller's tax records and all receivables and rights to payment or refund to Seller or its affiliates relating to state or federal income taxes or other taxes;

          (g) all claims, refunds, causes of action, choses in action, intangible rights, rights to payment, rights of recovery and rights of set-off of any kind relating to periods prior to Closing;

          (h) all inventory consisting of packaging used specifically for product sold Permitted Accounts;

          (i) all insurance proceeds or claims relating to events occurring prior to Closing, subject to the provisions of Section 11.13 below;

          (j) all of Seller's corporate minute books and corporate records (other than Books and Records relating directly to the Purchased Assets);

          (k) any intercompany accounts;

          (l) all rights and privileges of Seller and its affiliates with respect to the Retained Liabilities; and

          (m) all other assets of Seller not related to the Purchased Assets and not specifically identified in Section 1.1. hereof.

     1.3 ASSUMPTION OF LIABILITIES. Subject to the conditions specified in this Agreement, on the Closing Date, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

          (a) obligations arising subsequent to the Closing under the Contract Rights (excluding any obligation for any breach thereof occurring prior to the Closing Date), but only to the extent that Seller's rights and benefits under such Contract Rights have been validly assigned to Purchaser under this Agreement or Purchaser has otherwise received the benefits thereof in accordance with Section 8.4 below;

          (b) obligations of continued performance and purchase orders under any executory sales orders with customers of the Mounds Facility and the Paris Facility in connection with the coarse/traditional cat litter business and the agricultural carriers business entered into in the ordinary course of business and not in violation of any representation, warranty or covenant contained herein, but only to the extent that products have not been shipped to the customer prior to the Closing Date;

          (c) accrued vacation and sick pay liabilities for employees of Seller at the Mounds Facility who are employed by Purchaser after the Closing; provided, however, that Purchaser shall be entitled to a reduction of the Purchase Price (as hereinafter defined) in the form of a credit at the Closing in the amount of accrued vacation and sick pay assumed for such employees;


                                  Page -26-

          (d) responsibility, subsequent to the Closing, for legally required reclamation of land with respect to mining activities in connection with the Mounds Assets; provided, however, that such assumption by Purchaser shall not relieve Seller of any liabilities or obligations (i) for any violations of law existing prior to the Closing Date with respect to reclamation and/or (ii) with respect to remediation or correction of any reclamation previously completed by Seller to the extent required by state, local or municipal authorities, and Seller and Parent shall indemnify Purchaser from and against any such liabilities or obligations in accordance with Article 9 of this Agreement; and

          (e) the remaining obligations of Seller pursuant to the Leasehold Interests assigned to Purchaser hereunder.

     1.4 RETAINED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any of the following liabilities or obligations of Seller (the "Retained Liabilities") and none of the following liabilities or obligations shall be Assumed Liabilities for purposes of this Agreement (and Seller agrees to retain, remain liable for and to fully and timely discharge, and to hold Purchaser harmless from, such Retained Liabilities):

          (a) any of Seller's liabilities or obligations under this Agreement;

          (b) any of Seller's liabilities or obligations for indebtedness for borrowed money, indebtedness secured by liens on its assets or guarantees of any of the foregoing;

          (c) any of Seller's obligations or liabilities which relate to or arise out of any of the Benefit Plans (as defined in Section 3.17(a) below), including, without limitation, liabilities under Section 4980B or
     Part 6 of Title I of ERISA (as defined in Section 3.17(a)) in connection with any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue Code of 1986 as amended (the "Code") which occurs on or prior to the Closing Date;

          (d) any of Seller's liabilities or obligations with respect to any amount of Taxes (as defined in Section 3.12 below), including interest, penalties and additions to such Taxes (collectively, the "Retained Tax Liabilities");

          (e) any of Seller's liabilities or obligations to Seller's present or former employees or anyone employed by Seller prior to, on or subsequent to the Closing Date, or any labor organization representing it, and which are attributable either to events on or prior to the Closing Date or to any acts or omissions of Seller prior to, on or after the Closing Date, except as specifically set forth in Section 1.3(c);

          (f) any of Seller's liabilities or obligations relating to claims for breach of warranty, personal injury, damage to property or other loss based upon or arising out of the sale and distribution of products or the provision of services by Seller prior to Closing;

          (g) any of Seller's obligations to indemnify any Person (as defined in this Section 1.4(g)) (including Seller's stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise). The term "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof);

          (h) any liabilities or obligations under any contract, agreement or commitment entered into in the ordinary course of Seller's business and having an aggregate value over the life thereof in excess of $25,000, which (i) is not disclosed by Seller to Purchaser on a Schedule relating to Contract Rights and expressly assumed hereunder or (ii) Purchaser has not received the benefits of under Section 8.4 below;

          (i) any liabilities for trade payables and accruals related to the Purchased Assets and existing or due as of the Closing, whether recorded or unrecorded on Seller's books;

          (j) any and all responsibility for reclamation whatsoever with respect to mining activities conducted in and around the Paris Facility and the Nevada Facility, whether legally required, pursuant to an existing or proposed plan of operations and reclamation or otherwise;

          (k) any other liability or obligation of Seller not expressly assumed by Purchaser under Section 1.3 above, including, without limitation, any such liabilities or obligations arising out of transactions entered into prior to the Closing, any action or inaction prior to the Closing or any state of facts existing prior to the Closing, regardless of when asserted; and


                                  Page -27-

          (l) any liabilities or obligations with respect to any supply agreement or obligation of Seller with or relating to central Oregon bentonite including, but not limited to, that certain Manufacturing, Processing and Packaging Agreement dated as of November 11, 1987 (the "Oregon Bentonite Contract"), as may be amended, restated or supplemented from time to time, between the predecessor to Seller and certain parties doing business as L.C. Mining Company.

     1.5 LICENSE. Purchaser shall grant to Seller the exclusive right and license on a worldwide and royalty-free basis to use, market and commercially exploit the Intellectual Property set forth in Schedule 1.5 attached hereto (the "Licensed Intellectual Property") for distribution of traditional/coarse cat litter to Permitted Accounts (as defined in Section 11.5(d) below) and Scoopable Litter Products (as defined in Section 11.5(f)); provided, however, that Seller may not transfer the Licensed Intellectual Property during the Non-Competition Period (as defined in Section 11.5(a) below). Such license shall be granted pursuant to a trademark license agreement (the "Trademark License Agreement"), in form and substance reasonably acceptable to Purchaser and Seller, to be entered into at the Closing.

                                  ARTICLE 2

                   CONSIDERATION FOR THE PURCHASED ASSETS

     2.1 PURCHASE PRICE. In addition to the assumption of the Assumed Liabilities, the aggregate purchase price for the Purchased Assets and the Covenant Not To Compete (as defined in Section 11.5 below) (the "Purchase Price") paid by Purchaser to Seller (which shall be subject to adjustment pursuant to this Section 2.1) shall be equal to Fourteen Million Eight Hundred Thousand Dollars ($14,800,000), payable in cash or by wire transfer of immediately available funds at Closing to an account designated by Seller. The Purchase Price shall be reduced, on a dollar-for-dollar basis, to the extent of the accrued vacation pay and sick pay liabilities assumed by Purchaser pursuant to Section 1.3(c) above and any reduction pursuant to the terms of Section 10.1(c) below.

     2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated to and among the Purchased Assets and the Covenant Not to Compete as mutually agreed by the parties at or prior to Closing. Each party shall report or cause to be reported the sale and purchase of the Purchased Assets and the Covenant Not To Compete contemplated by this Agreement in accordance with Section 1060 of the Code on Form 8594, and on all applicable federal, state, local and foreign income, franchise, excise, sales and other tax returns in accordance with such allocation. The parties agree to provide such cooperation and information as may be required by the other for the purpose of preparing Form 8594 and such other returns and reports.

                                  ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

     As an inducement to Purchaser to enter into this Agreement, Seller and Parent, jointly and severally, hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date that the statements contained in this Article 3 are true, correct and complete.

     3.1 ORGANIZATION AND POWER. Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of the Purchased Assets or the conduct of business requires Seller to be so qualified. Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its businesses as now conducted. The copies of the certificate of incorporation and by-laws of Seller delivered to Purchaser at the Closing reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

     3.2 PURCHASED ASSETS. The Purchased Assets are the only assets owned, leased or used by Seller, Parent or any subsidiary or affiliate thereof currently employed in or necessary to conduct the Noncompetition Businesses (as defined in Section 11.5(a)(i) below) as currently conducted. Schedule 3.2 contains a true and complete list and description by facility of all mineral reserves and deposits constituting a portion of the Purchased Assets.

     3.3 AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller and Parent. No other corporate act or proceeding on the part of Seller, Parent, or their respective Boards of Directors or shareholders is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and Parent, and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller and Parent shall each constitute, a valid and binding obligation of Seller and Parent, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement by Seller and Parent and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any

                                  Page -28-
lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of Seller's or Parent's certificate of incorporation or by-laws or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller and Parent is bound or affected, or any law, statute, rule, regulation, judgement, order or decree to which Seller and Parent is subject or by which any of the Purchased Assets is bound. Notwithstanding the foregoing, the representations and warranties described in this Section 3.3 shall be expressly conditioned upon the approval of Seller's Board of Directors as contemplated by Section 7.1(f) below.

     3.4 FINANCIAL STATEMENTS. Seller has furnished Purchaser with copies of an unaudited balance sheet as of December 31, 1997 with respect to the Purchased Assets and the related unaudited financial statements for the fiscal year then ended (collectively, the "Latest Balance Sheet"). Seller has also furnished Purchaser with copies of unaudited balance sheets with respect to the Purchased Assets at the Mounds Facility as of December 31, 1996 and December 31, 1995, respectively, and the related unaudited financial statements for the fiscal years then ended. The foregoing financial statements (a) are based upon the information contained in Seller's books and records (which are accurate and complete in all material respects) and certain allocations made by Seller's management in its reasonable judgement, and (b) fairly present the financial condition and results of operations with respect to the Purchased Assets as of the times and for the periods referred to therein.

     3.5 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet, there has been no material adverse change in the business, operations, properties, assets, condition (financial or otherwise), customer relations or supplier relations, taken as a whole, of Seller related to the Purchased Assets, other than any changes resulting primarily by reason of changes in economic, financial or market conditions affecting the Noncompetition Businesses generally.

     3.6 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in Schedule 3.6, with respect to the Purchased Assets, since December 31, 1997, Seller has not:

          (a made any material changes in sales pricing practices or terms in respect of the operation of the Purchased Assets, become subject to any material liabilities or supply agreements with respect to the Purchased Assets obligating Seller to deliver in excess of 1,000 tons of product in any year to any customer or entered into any sales or supply agreements for a term in excess of six (6) months;

          (b mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, other than in the ordinary course of business and except liens for current property taxes not yet due and payable;

          (c sold, assigned or transferred any of the Purchased Assets, except in the ordinary course of business, or canceled without fair consideration any material debts or claims owing to or held by it, except in the ordinary course of business;

          (d sold, assigned, transferred, abandoned or permitted to lapse any Intellectual Property, or disclosed any material proprietary confidential information to any Person other than Purchaser, in either case except in the ordinary course of business;

          (e with respect to employees at the Mounds Facility, made or granted any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except in accordance with past custom and practice), or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (f made any unpaid capital improvement or commitments with respect to the Purchased Assets that aggregate in excess of $50,000;

          (g entered into any other material transaction other than in the ordinary course of business;

          (h suffered any material damage, destruction or casualty loss to any Purchased Assets or at the Mounds Facility, whether or not covered by insurance;

          (i failed promptly to pay and discharge current material liabilities related to the Mounds Assets in accordance with past practice, except where disputed in good faith;

          (j made any change in any method of accounting or accounting practice or policy used with respect to the Purchased Assets other than such changes required by generally accepted accounting principles; or

          (k agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.6.


                                  Page -29-

     3.7  REAL PROPERTY AND RELATED MATTERS.

          (a Schedule 3.7(a) attached hereto sets forth a true and complete list and legal description of all the land (including patented mining claims, mineral rights only and surface rights only, except mineral rights of the type described in Section 3.9 hereof) owned by Seller and constituting part of the Purchased Assets and, with respect to each parcel, briefly describes all improvements thereon (and, in the case of any patented mining claims, mineral rights or surface rights, any easements or appurtenant rights thereto) (all said land, easements, appurtenances and all improvements thereon being collectively called the "Real Property"). Except as set forth on Schedule 3.7(a), each parcel of Real Property, including all mineral rights appertaining thereto, is free and clear of any mortgage, deed of trust, liability, claim, security interest, lien or encumbrance, other than Permitted Exceptions (as defined in Section 5.3 below). If any of the Real Property is encumbered by a mortgage or deed of trust, no notice has been received by Seller from any mortgagee or trustee or beneficiary thereunder asserting that a default or breach exists thereunder, and, to Seller's knowledge, no default or breach exists thereunder and there has not occurred any event which with notice or lapse of time or both would constitute such a default or breach. With respect to the Real Property, there are no encroachments or projections of improvements located on any other property onto any part of such Real Property nor do any improvements located on any part of such Real Property encroach or project upon other properties other than Permitted Exceptions (as defined in Section 5.3 below).

          (b Except as described in Schedule 3.7(b), there are no pending or, to the knowledge of Seller, threatened actions, suits or proceedings, including condemnation or similar proceedings, against or affecting the Real Property or any material portion thereof, or relating to or arising out of the interest of Seller in the Real Property or any material portion thereof, in any court or before or by any federal, state, county or municipal department, commission, board, bureau, agency, or other governmental instrumentality which, if decided contrary to Seller's interests, would have an adverse effect on the value or use of the Real Property as currently used or reserved for use. Except as described in
     Schedule 3.7(b), no special assessment is pending or has been proposed against any portion of the Real Property. Except as described in Schedule 3.7(b), no person or entity is or has been in adverse possession of the Real Property or any part thereof for any period of time next preceding the Closing Date.

          (c No portion of the Real Property is in violation of, or used or occupied in a manner in violation of, any building or fire code, zoning ordinance, certificate of occupancy, insurance regulation or any other federal, state, county or municipal law, ordinance, order or regulation or statute applicable thereto, which violation would have a material adverse effect on the value or use of such Real Property as currently used or reserved for use. All of the Real Property used by Seller or reserved for use by Seller conforms with the uses permitted by the applicable zoning ordinances (without benefit of the prior nonconforming use doctrine) or pursuant to an existing permanent variance, permit or exception to such ordinance which variance, permit or exception would inure to the benefit of Purchaser as owner of the Real Property in all instances where the failure to so conform or the failure of such variance, permit or exception to inure to the benefit of Purchaser would have an adverse effect on the use or value of such Real Property.

          (d To Seller's knowledge, the improvements situated on the Real Property which are necessary to operate the Purchased Assets as currently conducted by Seller are, in all material respects, structurally sound and in good condition, order and repair, taking into account their current use, age, ordinary wear and tear and normal maintenance.

          (e Schedule 3.7(e) attached hereto sets forth a true and complete list of all unrecorded licenses, leases, use agreements and understandings (in each case, whether oral or written) relating to the use or occupancy of the Real Property by others. Except as set forth in Schedule 3.7(e), all such licenses, leases, use agreements and understandings are, to the knowledge of Seller, in full force and effect in accordance with their terms, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default with respect to any of its obligations thereunder, and to the best knowledge of Seller, there has not occurred any event which with notice or the lapse of time or both would constitute such default, and all such licenses, leases, use agreements and understandings are terminable on not more than six (6) months prior written notice by Seller except as otherwise set forth on Schedule 3.7(e).

          (f Except as set forth in Schedule 3.7(f), Seller has unrestricted legally enforceable access from the Real Property (including, without limitation, any non-owned parcels of Real Estate as to which Seller has any patented mineral claims, mineral rights or surface rights) to any railroad rights of way, public highways, roads or streets sufficient to permit the conduct of the operation of the Purchased Assets as currently operated or reserved for operation by Seller, and, to the knowledge of Seller, there is no currently existing fact or condition which would result in the interference with or termination of such access.

          (g Except as set forth on Schedule 3.7(g), (i) Seller has no knowledge that the Real Property has ever been used as a cemetery or Native American burial ground; (ii) Seller has not received any written notice that there are any endangered or threatened species of animal or plant which at any time during the past five (5) years have lived on any of the Real Property; (iii) Seller has not received any written notice that any portion of the Real Property is a "wetland," as that

                                  Page -30-
     term is used under any federal law, rule or regulation or any state or local law, rule or regulation applicable in the state and locality in which the Real Property is situated; and (iv) to the knowledge of Seller, no portion of the Real Property has ever been designated as archaeologically significant based on findings of Native American artifacts or otherwise.

          (h All public utilities required for the present activities of the operation of the Mounds Facility connect into the Real Property or are available to the Real Property at the boundaries thereof.

          (i No individual, governmental authority, corporation, partnership or other entity has any option to purchase, or right of first offer or first refusal with respect to, any material portion of the Real Property, or is party to any agreement which, under any circumstances, could become such an option or right of first offer or first refusal. Schedule 3.7(i) contains a list of all options to purchase or acquire any interest in real property, or rights of first offer or first refusal with respect to any interest in real property (including any interest which, upon acquisition, would be a Leasehold Interest (as defined in Section 3.8 below)), which options or rights of first offer or first refusal are held by Seller and relate to the Purchased Assets. With respect to each such option or right of first offer or first refusal so listed on Schedule 3.7(i), said
     Schedule includes the legal description of the land as to which there is an option or right of first offer or first refusal and a brief description of any improvements thereon.

          (j Seller does not own or hold any interest whatsoever in real property situated within twenty-five (25) miles of any point on the exterior boundaries of any of the Unpatented Mining Claims referred to in
     Section 3.9, any of the Real Property or any of the Leasehold Interests except for the Real Property, the Leasehold Interests and the Unpatented Mining Claims.

          (k The Real Property, the Leasehold Interests and the Unpatented Mining Claims sold or transferred to Purchaser as part of the Mounds Assets contain deposits and reserves of porters creek clay (the "Porters Creek Clay Reserves") of commercial quality and in quantity sufficient to support the operation of the Purchased Assets, in each case consistent with Seller's past practice and production rates for the immediately two
     (2) preceding fiscal years, for at least ten (10) years after the Closing Date. Such Porters Creek Clay Reserves consist of buff-colored porters creek clay and black and grey-colored porters creek clay, and have Ohaus bulk density of 39 to 45 pounds per cubic foot when dried to an eight (8) to ten (10) percent free moisture content.

     3.8  LEASEHOLD INTERESTS.

          Schedule 3.8 attached hereto sets forth a true and complete list of all leases, subleases, rental or other occupancy agreements relating to any real property and any rights to use or occupy real property, or rights or interests therein, held by Seller as lessee or sublessee (in each case, whether recorded or unrecorded) and used or held for use in or relating to the Purchased Assets other than the Real Property (the "Leasehold Interests"). All of the Leasehold Interests are in full force and effect in accordance with their terms and neither Seller, nor, to the knowledge of Seller, any other party thereto is in default or breach with respect to any of its obligations thereunder and, to the knowledge of Seller, there has not occurred any event which, with notice or lapse of time or both, would constitute such default or breach. Seller has not received any written notice that there are any underlying mortgages or deeds of trust affecting any leased real property and having priority over the Leasehold Interest, or rights or interests therein, used by Seller. Seller is in full use or possession of the real property subject to the Leasehold Interests, or rights or interests granted therein. Seller is not using any real property or interest therein subject to a Leasehold Interest in violation in any material respect of any law, regulation, code, ordinance or decree or other legal requirement. The representations and warranties contained in Sections 3.7(b), (f), (g) and (h) shall be deemed to apply to any real property, or interest granted therein, which is the subject of a Leasehold Interest.

     3.9  UNPATENTED MINING CLAIMS, SURFACE RIGHTS AND WATER RIGHTS.

          (a Schedule 3.9(a) attached hereto sets forth a true and complete list of all the Unpatented Mining Claims located and held by Seller, and shall contain data with respect thereto for each mining district and county in form and substance as follows:

     --------------------------------------------------------------------------
        Name of Claim  Date of Location  County Recording Data   BLM Serial No.
     --------------------------------------------------------------------------
                                          Date    Book    Page
     --------------------------------------------------------------------------

          (b With respect to the Unpatented Mining Claims, subject only to the paramount title of the United States: (i) the Unpatented Mining Claims were laid out and monumented consistent with industry practices on federal lands which were open to entry under the Mining Law of 1872 at the time of location; (ii) location notices and certificates were properly recorded and filed with appropriate governmental authorities; (iii) affidavits of assessment work, notices of intent to hold, or verified reports were timely and duly recorded and filed with appropriate agencies for each of the Unpatented Mining Claims for each year for all assessment years during which the performance of assessment work was required by law and in which

                                  Page -31-
     such affidavit, notice or report was required to be filed, and payments of rental fees or maintenance fees in lieu of assessment work were timely paid for each assessment year when such payments were required by law;
     (iv) the work and expenditures described in said affidavits, notices and reports were in fact made and performed in a good faith effort to satisfy assessment work requirements; (v) the Unpatented Mining Claims are free and clear of liens, production royalties, advance royalties, rents, bonuses or bonus payments or finder's fees in favor of any party; (vi) Seller has no knowledge of material conflicting claims or activities or possession by third parties in anticipation of such claims, except as set forth in Schedule 3.9(b); and (vii) Seller has located each such Unpatented Mining Claim in the good faith expectation of discovering valuable minerals.

          (c Where Seller's ownership of the Unpatented Mining Claims does not give Seller surface rights of ingress and egress and use of the surface of such mining claims for mining and related purposes, Seller has valid and enforceable agreements with the owners of such surface rights permitting Seller access to such claims for mining and related purposes, all of which agreements are set forth in Schedule 3.9(c). Seller is not in default with respect to any of its obligations thereunder and, to Seller's best knowledge, there has not occurred any event which, with notice or lapse of time or both, would constitute such default. The agreements set forth in
     Schedule 3.9(c) are fully assignable and by their terms do not require compensation to the surface owner.

          (d With respect to any Real Property constituting part of the Purchased Assets, all water rights of Seller appurtenant to such Real Property are set forth in Schedule 3.9(d), and such water rights, if any, have been granted pursuant to the agreements, applications to appropriate water, certificates of appropriation and applications to change water rights set forth in Schedule 3.9(d). Seller is not in default with respect to any of its obligations under such agreements and, to the best knowledge of Seller, there has not occurred any event which, with notice or lapse of time or both, would constitute such default. The agreements set forth in Schedule 3.9(d), if any, are fully assignable to Purchaser and by their terms do not require compensation to any party thereto.

     3.10 PERSONAL PROPERTY AND TITLE TO ASSETS, ETC.

          (a Schedule 3.10(a) attached hereto sets forth a true and complete list and brief description from Seller's business records as of the date of the Latest Balance Sheet, of all Machinery and Equipment included in the Purchased Assets and having a value in any one case exceeding $10,000.

          (b Except as set forth in Schedule 3.10(b) attached hereto, at the Closing, all of the Purchased Assets constituting personal property including, but not limited to, such assets described in any Disclosure Schedule (as defined in Section 3.28 below) will be free and clear of any mortgages, deeds of trust, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind other than liens and encumbrances for taxes and charges not yet due and leased equipment and machinery (collectively, the "Liens"). Except as set forth in Schedule 3.1(b), all Purchased Assets including, but not limited to, Books and Records, Machinery and Equipment and drill cores are, or on the Closing Date will be, located at locations included in the Purchased Assets or shall be separately delivered to Purchaser.

          (c The Purchased Assets are in good operating condition, order and repair, taking into account ordinary wear and tear.

     3.11 INVENTORIES.

          (a All finished product inventories, net of reserves for obsolete and excess inventory, included in the Purchased Assets will be in salable condition on the Closing Date and will be located at an owned or leased location included in the Purchase Assets or in transit thereto. All work-in-process inventories, net of reserves for obsolete and excess inventory, included in the Purchased Assets will, on the Closing Date, be capable of being processed or made into salable condition in the ordinary course of business and will be located at an owned or leased location included in the Purchased Assets. All packaging materials, purchased raw materials and fuels inventories, net of reserves for obsolete and excess inventory, included in the Purchased Assets were purchased for use at the plants and facilities of Seller's business relating to the Purchased Assets and all such packaging materials, purchased raw materials and fuels are in usable condition. For purposes of this Section 3.11, inventories of any finished products shall not be considered salable if they do not meet a customer's specifications or if they exceed the respective quantities of such finished products (by grade) that were sold in the three (3) months ending February 28, 1998, and inventories of any packaging materials, purchased raw materials and fuels shall not be considered usable if they exceed the respective quantities of such packaging materials, purchased raw materials and fuels that were utilized in the three (3) months ending February 28, 1998.

          (b At Closing, the value of inventory constituting salable finished products delivered to Purchaser at the Mounds Facility shall be at least equal to Nine Hundred Eleven Thousand Dollars ($911,000). Such inventory shall be valued at the lower of cost (on a last-in, first-out basis) or net realizable value (which is the estimated selling price less selling and distribution expenses).

                                  Page -32-

     3.12 TAX MATTERS.

          (a   Except for the Transfer Taxes (as defined in Section 11.11 below), no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales taxes, use taxes, real estate transfer taxes or other similar taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement.

          (b   All monies required to be withheld from employees of Seller for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other Taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established. For purposes of this Agreement, the term "Taxes" shall mean any taxes (including, without limitation, gross income, gross receipts, windfall profits, severance, property, production, excise, employment, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, environmental, or any other duty, tax, custom, governmental fee, or other like assessment of any kind whatsoever) and other governmental charges (including, without limitation, interest, additions to tax and penalties) which have been incurred or are shown to be due on tax returns or are claimed in writing to be due from any member of Parent's affiliated group or imposed on any member of Parent's affiliated group or its properties, assets, income, payroll, franchises, licenses, sales or use, imposed by any federal, state, local or foreign taxing authorities

     3.13 CONTRACTS AND COMMITMENTS.  Except as set forth in Schedule 3.13:

          (a   Seller is not a party to any contract, commitment or arrangement of the type described below which would be binding on Purchaser with respect to any employees of the Mounds Facility after the Closing Date, or would otherwise be applicable to or binding upon Purchaser for any reason whether now or at any time after the Closing Date:

               (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements;

               (ii) contract with any labor union or contract for the employment of any officer, individual employee or other Person on a full-time, part-time or consulting basis;

               (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

               (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

               (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

               (vi)   license or royalty agreement;

               (vii) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party for which the aggregate annual rental payments to any one Person and its affiliates exceeds $25,000 (except to the extent any of the foregoing constitutes a Contract Right to be assumed by Purchaser hereunder);

               (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it for which the aggregate annual rental exceeds $25,000 (except to the extent any of the foregoing constitutes a Contract Right to be assumed by Purchaser hereunder);

               (ix) contract or group of related contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $25,000 (except to the extent any of the foregoing constitutes a Contract Right to be assumed by Purchaser hereunder);

               (x) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties or involving more than $25,000 (except to the extent any of the foregoing constitutes a Contract Right to be assumed by Purchaser hereunder);

               (xi) contract which prohibits it from freely engaging in business anywhere in the world;



                                  Page -33-

               (xii) contract relating to the distribution or brokerage of its products;

               (xiii) material supply agreements or obligations undertaken by Seller since the date of the Latest Balance Sheet, not otherwise described in this Section 3.13 (except to the extent any of the foregoing constitutes a Contract Right to be assumed by Purchaser hereunder); or

               xiv) contract with any officer, director, partner, shareholder or other insider of Seller.

          (b Except as specifically disclosed in Schedule 3.13, since the date of the Latest Balance Sheet, (i) to the knowledge of Seller, no contract or commitment material to the Purchased Assets has been breached or canceled by the other party, (ii) Seller has performed all the material obligations required to be performed by it to the date of this Agreement in connection with the Purchased Assets and is not in receipt of any written claim of default under any lease, contract, commitment or other agreement to which it is a party having an aggregate value over the life thereof in excess of $25,000; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any material lease, contract, instrument or other agreement to which Seller is a party and which is related to the Purchased Assets.

          (c Purchaser has been supplied with a true and correct copy of all Contract Rights and all written contracts which are referred to on
     Schedule 3.13, together with all amendments, waivers or other changes thereto.

     3.14 PROPRIETARY RIGHTS. Set forth on Schedule 3.14 is a true and complete list and summary description of all Intellectual Property used by Seller exclusively in the conduct of the operations of the Purchased Assets.
To the knowledge of Seller, Seller exclusively owns and possesses all right, title and interest in and to such proprietary rights which includes all proprietary rights necessary to conduct the operations of the Purchased Assets. Seller has taken all actions necessary in all material respects and in accordance with customary and usual practice to protect the proprietary rights necessary to conduct the operations of the Purchased Assets. Seller has not received any written notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such Intellectual Property, nor has Seller infringed, misappropriated or otherwise conflicted, to its knowledge, in any material respect with any proprietary rights of any third parties and Seller's proprietary rights have not been infringed in any material respect by any third parties to Seller's knowledge.

     3.15 LITIGATION; PROCEEDINGS. Except as set forth in Schedule 3.15 , there are no actions, suits, proceedings, orders or investigations pending or, to Seller's knowledge, threatened against Seller related to the Purchased Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to Seller for any of the foregoing. No officer, director, employee or agent of Seller at the Mounds Facility has been or is authorized to make or receive, and Seller knows of no such Person making or receiving, any bribe, kickback or other illegal payment at any time. Within the three (3) years preceding the date hereof, Seller has not received any opinion or legal advice in writing to the effect that Seller is materially exposed from a legal standpoint to any liability or disadvantage which may be applicable to the operation of the Mounds Facility as previously or presently conducted.

     3.16 BROKERAGE. There are no claims against Purchaser for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

     3.17 GOVERNMENTAL CONSENT, ETC. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller or the Closing by Seller of any of the transactions contemplated hereby, except for such permits, authorizations, consents or approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on Purchaser's ability to mine and operate any of the Purchased Assets.

     3.18 EMPLOYEES.

          (a (i) Schedule 3.18 sets forth a true and complete list of all collective bargaining agreements relating to the operations of the Purchased Assets to which Seller is a party (the "Collective Bargaining Agreements"), and (ii) Seller has heretofore delivered to Purchaser a true and complete list, as of the date set forth therein of the names, positions, date of hire at the Mounds Facility and current salaries or wage rates of all persons employed at the Mounds Facility, separately identifying employees who are covered by a Collective Bargaining Agreement or are otherwise paid on an hourly basis ("Hourly Employees") and employees who are not covered by a Collective Bargaining Agreement ("Salaried Employees").

          (b To the knowledge of Seller, no group of five (5) or more of Seller's employees employed at the Mounds Facility has any plans to terminate employment with Seller. Seller has complied with all applicable laws relating to the employment of labor at the Mounds Facility, including provisions thereof relating to wages, hours, equal opportunity,

                                  Page -34-
     collective bargaining and the payment of social security and other taxes. Seller has no material labor relations problems at the Mounds Facility, and there has been no union organization efforts by the employees of Seller at the Mounds Facility.

          (c   With respect to employees of Seller located at the Paris Facility and the Nevada Facility, Seller is not required to comply with the Worker Adjustment Retraining and Notification Act, as amended (the "WARN Act"), and applicable state plant closing laws based upon the assumption that any permanent layoffs of such employees will not constitute "plant closings" or "mass layoffs" as those terms are defined in the WARN Act.

     3.19 EMPLOYEE BENEFIT PLANS. Schedule 3.19 contains a list of all current employee benefit plans, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, available to any current or former employee, officer or
director of the Mounds Facility (collectively, the "Benefit Plans").   Each
Benefit Plan is and has been in compliance in all material respects with, and each such Plan is and has been operated in accordance with, the documents governing them and the applicable laws, rules and regulations, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service ("IRS") under ERISA, the Code or any other applicable law.

     3.20 INSURANCE. Schedule 3.20 lists and briefly describes each insurance policy maintained by Seller (and the insured values thereof) with respect to the Mounds Assets. All of such insurance policies are in full force and effect.

     3.21 AFFILIATED TRANSACTIONS. No officer, director, shareholder or affiliate of Seller or any Person related by blood or marriage to any such Person or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Seller related to the Purchased Assets or has any interest in the Purchased Assets.

     3.22 COMPLIANCE WITH LAWS; PERMITS; CERTAIN OPERATIONS.

          (a   Seller is in compliance in all material respects with all
     applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Purchased Assets, and no claims are currently pending against Seller alleging a violation of any such law or regulation. In particular, but without limiting the generality of the foregoing, Seller is not in violation of, nor has Seller received a notice or charge asserting any violation of, the Immigration Reform and Control Act of 1986, the Mine Safety and Health Act of 1977, as amended; any Environmental Laws; or any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens or reclamation, in each case with respect to the Purchased Assets. Seller has also complied and is in substantial compliance with all legally required reclamation plans or any reclamation activities undertaken by Seller, and true and correct copies of all such reclamation plans and a report on the status of each is set forth on Schedule 3.22.

          (b   To the knowledge of Seller, Seller holds all Permits,
     certifications and other authorizations of foreign, federal, state and local governmental agencies required for the ownership, mining and operation of the Purchased Assets. To the extent assignments or transfers are permitted thereunder, such Permits, licenses and certifications and other authorizations are being sold or transferred to Purchaser as part of the Purchased Assets. To the extent any of such Permits, certifications and other authorizations cannot be transferred to Purchaser prior to Closing, Seller has no reason to believe that Purchaser will not be able to effectuate the transfer thereof to Purchaser or receive an equivalent Permit, certification or other authorization, in each case without incurring cost therefor other than ordinary and customary federal, state, local and municipal transfer and filing fees.

     3.23 ENVIRONMENTAL MATTERS.

          (a   As used in this Section 3.23, the following terms shall have the following meanings:

               (i) "Hazardous Materials" means any material or substance: (A) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other Environmental Laws, and amendments thereto and regulations promulgated thereunder; (B) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (C) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (D) containing polychlorinated biphenyls; (E) containing asbestos, asbestos-form or similar fibrous materials; (F) which is radioactive; (G) which is biologically hazardous; (H) the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, policy or other Environmental Laws; (I) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse affect on the environment under Environmental Laws; (J) containing any toxic, explosive, dangerous, corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority; or (K) containing any level of dioxin, erionite, "valley fever" or carcinogen.

                                  Page -35-

                (ii) "Environmental Laws" means (A) the Occupational Health and Safety Act of 1970, as amended; (B) the Mine Safety and Health Act of 1977, as amended; and (C) any and all federal, state and local statutes, laws, regulations, ordinances, orders, policies, or decrees and the like, whether now existing or subsequently enacted or amended, relating to public health or safety, worker health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the
          Federal Food, Drug and Cosmetics Act, 21 U.S.C. Section 301 et seq. and any similar or implementing state or local law, which governs:
          (1) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (2) the emission or discharge of Hazardous Materials or contaminants into the environment; (3) the control of Hazardous Materials or contaminants; or (4) the use, generation, or transport, treatment, storage, disposal, removal, recycling, handling, or recovery of Hazardous Materials.

                (iii) "Release" shall mean the spilling, leaking, disposing, discharging, migrating, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b    Except as set forth on Schedule 3.23  (and all such matters set forth thereon being referred to hereinafter as the "Environmental Concerns"), all real estate owned, leased or operated by Seller in connection with the Purchased Assets and Seller's operation of its business at or from such real estate and/or in connection with its operation of the Purchased Assets are in compliance with all applicable Environmental Laws.

          (c    Except as set forth on Schedule 3.23, Seller has obtained, and maintained in full force and effect, and complied with all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to own or operate the Purchased Assets under the Environmental Laws including, without limitation, application therefor where such application is in full compliance with Environmental Laws (collectively, the "Environmental Permits"). Seller has conducted its business and operated and mined the Purchased Assets in compliance with all terms and conditions of the Environmental Permits. Seller has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the conduct of its business related to the operation and mining of the Purchased Assets.

          (d    Except as set forth in Schedule 3.23:  (i) no Hazardous
     Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under, about or from any part of any real property owned, leased or operated by Seller in connection with the Purchased Assets in violation of any Environmental Law, and (ii) no real property owned, leased or operated by Seller or any of the other Purchased Assets contain any asbestos, urea, formaldehyde, radon, polychlorinated biphenyls or pesticides or other Hazardous Materials at levels or amounts that violate any Environmental Law.

          (e    Except as set forth in Schedule 3.23, Seller has not received notice alleging in any manner that Seller is or might be potentially responsible for, nor has Seller received any notice, inquiry, questionnaire or request for information relating to, any Release or threatened Release of Hazardous Materials, or any costs arising under or in violation of Environmental Laws in connection with the Purchased Assets.

          (f    Except as set forth in Schedule 3.23, none of the real estate owned, leased or operated by Seller in connection with the Purchased Assets is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state, foreign or local agency.

          (g    No condition exists at any property which Seller owns, operates or leases, and to Seller's knowledge, any property which Seller formerly owned, operated, or leased, or, to Seller's knowledge, any other property where any wastes generated, owned, treated or transported at any time by Seller or on behalf of Seller may have been stored, treated, released or disposed in connection with the Purchased Assets, which constitutes a violation of or gives rise to liability under any Environmental law.

          (h    Seller has disclosed and delivered to Purchaser all
     environmental reports and investigations in Seller's possession or of which Seller has knowledge which Seller has obtained or ordered in connection with the Purchased Assets.

          (i    No lien has been attached or filed against Seller in connection with the Purchased Assets in favor of any governmental or private entity for (i) any liability or imposition of costs under or in violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

                                  Page -36-

          (j Except as set forth on Schedule 3.23, Seller does not own, lease or operate any property in connection with the Purchased Assets which contains an underground storage tank, whether or not regulated under Environmental Laws.

     3.24 NO DEFAULT. Seller is not in default or breach in any material respect of any material contract or agreement, written or oral, indenture or other instrument or obligation to which it is a party and to which the Purchased Assets are subject, and, to the knowledge of Seller, there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach, and, to the knowledge of Seller, all such contracts, agreements, indentures or other instruments which are Contract Rights hereunder are in good standing and in full force and effect, enforceable in accordance with their respective terms in all material respects.

     3.25 RESERVED.

     3.26 CUSTOMER RELATIONS.

          (a Seller is not aware of any facts or information indicating that any material customer of the Purchased Assets has indicated overtly an intention to cease doing any material amount of business with Seller or to materially alter the amount of any such business.

          (b Seller does not have any present intention of ceasing to supply or otherwise altering the amount of business done with any customer representing annual sales of in excess of $250,000.

     3.27 WARRANTIES AND PRODUCT LIABILITY.

          (a Schedule 3.27(a) attached hereto lists with respect to the Mounds Assets (i) the aggregate value of all holdbacks and retentions as of the date of this Agreement under sales contracts of Seller; and (ii) the rates of return of products on warranty or contract grounds since the date of the Latest Balance Sheet.

          (b Except as set forth in Schedule 3.27(b) hereto, other than in the ordinary course of business, there are no actions, suits, inquiries, proceedings or, to the knowledge of Seller, investigations by or before any court or governmental or other regulatory or administrative authority, agency or commission pending or threatened against or involving the Purchased Assets relating to any product alleged to have been defective or improperly designed or manufactured or stating a claim under any warranty, guarantee or indemnification made by Seller.

     3.28 DISCLOSURE SCHEDULES. Any reference to a "Schedule" herein shall be deemed to refer to a part of a disclosure schedule which (a) has been certified as true and correct by an authorized officer of Seller, (b) has been delivered to Purchaser in accordance with this Section 3.28 and (c) describes in reasonable detail certain of the Purchased Assets and all exceptions to the representations, warranties and covenants of Purchaser herein (the "Disclosure Schedule"). Seller shall deliver the Disclosure Schedules to Purchaser within seven (7) days of the date of execution of this Agreement. To the extent required by Section 5.1(h) below, Seller will supplement or amend the Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. No supplement or amendment to the Disclosure Schedules shall affect Purchaser's obligation to consummate the transactions contemplated hereunder unless Purchaser exercises its right to terminate this Agreement pursuant to Section
6.1 or Section 10.1(c) hereof.

     3.29 TRUE AND COMPLETE INFORMATION. Neither this Agreement nor any of the Disclosure Schedules, attachments or exhibits hereto contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Purchaser of which any officer or director of Seller or Parent is aware and which materially adversely affects the Purchased Assets.

     3.30 TRUE AND CORRECT INFORMATION. All of the representations and warranties of Seller and Parent in this Article 3 and elsewhere in this Agreement, and all information delivered in any Disclosure Schedule, attachment or exhibit hereto or at Closing, or in any certificate delivered to Purchaser, are true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date.

     3.31 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, PARENT NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS CONSTITUTING PERSONAL PROPERTY, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND THE PURCHASED ASSETS CONSTITUTING PERSONAL PROPERTY ARE SOLD TO PURCHASER ON AN "AS IS, WHERE IS" BASIS ONLY.


                                  Page -37-

     3.32 NO DISCUSSIONS, ETC. Seller hereby represents and warrants that neither it nor Parent, nor any of its or their directors, officers, advisors or other representative are, directly or indirectly, soliciting, initiating, or engaged in any discussions or other negotiations with, or providing any information to any third party concerning any possible proposal regarding the sale of the Purchased Assets or a merger, consolidation, sale of substantial assets or other similar transaction involving Seller.

                                  ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller and Parent as of the date hereof and as of the Closing Date that:

     4.1 CORPORATE ORGANIZATION AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder. The copies of the certificate of incorporation and by-laws of Purchaser delivered to Seller at the Closing reflect all amendments thereto made at any time prior to the date of this Agreement and are correct and complete in all material respects.

     4.2 AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby each constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms. Notwithstanding the foregoing, the representations and warranties described in this Section 4.2 shall be expressly conditioned upon the approval of Purchaser's Board of Directors as contemplated by Section 6.1(i) below.

     4.3 NO VIOLATION. Purchaser is not subject to or obligated under its certificate of incorporation or by-laws, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby. Purchaser shall comply with all applicable laws, and with all applicable rules and regulations of all governmental authorities in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby.

     4.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     4.5 BROKERAGE. Except for a certain arrangement with William Blair & Company (pursuant to which Purchaser is solely responsible for any fees payable thereunder), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

     4.6 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

     4.7 CLOSING DATE. All of the representations and warranties contained in this Article 4 and elsewhere in this Agreement and all information delivered to Seller in any in any certificate are true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date.

                                  ARTICLE 5

                         COVENANTS PRIOR TO CLOSING

     5.1  AFFIRMATIVE COVENANTS.  Prior to the Closing, Seller shall:

          (a) conduct the business and operations related to the Purchased Assets only in the usual and ordinary course of business in accordance with past custom and practice (provided, however, that so long as Seller complies with


                                  Page -38-

     Section 3.11 above, Seller may sell inventory in such manner as Seller shall determine in its sole discretion until Closing and, provided further, that Seller may terminate the Oregon Bentonite Contract);

          (b) keep in full force and effect its corporate existence;

          (c) use reasonable efforts to retain its employees at the Mounds Facility and preserve its present business relationships in accordance with Seller's ordinary course of business;

          (d) maintain the Purchased Assets in customary repair, order and condition and maintain insurance comparable to that in effect on the date of this Agreement;

          (e) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements described in Section 3.4 above;

          (f) in connection with Section 5.4 below, permit Purchaser and its employees, agents, accounting and legal representatives and potential lenders and their representatives, for a period from the date hereof until the Closing, to have access to its books, records, invoices, contracts, leases, key personnel, independent accountants, property, facilities, equipment and other things reasonably related to the Purchased Assets, to conduct an acquisition study (i.e., due diligence) of the Purchased Assets, including, but not limited to, making a detailed review of prior operating results and the financial condition of Seller and the Purchased Assets, reviewing the condition of the Purchased Assets and conducting environmental, health and safety audits of all real property and facilities to be leased or purchased pursuant hereto; and Seller will fully cooperate and assist in such investigation; provided, that Purchaser shall use its best efforts to not materially disrupt the Purchased Assets; and, provided further, that the exercise by Purchaser of any such rights of access shall not affect or mitigate (i) the covenants, representations and warranties of Seller or (ii) Purchaser's rights to indemnity under this Agreement;

          (g) as soon as available, but not later than the twentieth day after the end of each calendar month commencing with February 1998, provide a balance sheet and related financial statements, internally prepared, for the month then ended, with respect to the operations of the Mounds Assets, in the form of Schedule 5.1(g) attached hereto, and in accordance with the standards of Section 3.4 above; and

          (h) promptly inform Purchaser in writing of any material variances from the representations and warranties contained in Article 3 hereof or any breach of any covenant or agreement contained in this Article 5, in each case including, without limitation, the Disclosure Schedules related thereto.

     5.2 NEGATIVE COVENANTS. Prior to the Closing, without the prior written consent of Purchaser, neither Seller nor Parent shall:

          (a) take any action that would require disclosure under
     Section 5.1(h) of this Agreement;

          (b) directly or indirectly (including through any agent, broker, finder or other third party), offer for sale, transfer, assignment or other disposition the Purchased Assets (whether pursuant to merger, stock sale, asset sale or otherwise) to any Person or entity (other than pursuant hereto, the sale of inventory in the ordinary course of business to unaffiliated third parties or sales of obsolete equipment and obsolete assets in the ordinary course of business consistent with past practice); initiate or continue discussions with any third party with respect to the sale of the Purchased Assets; or take any action inconsistent with the foregoing including, without limitation, entering into discussions or negotiations (or continuing such discussions or negotiations) concerning any acquisition by any third party of all or substantially all of the assets, equity securities or other ownership interests of Seller;

          (c) make any change in its certificate of incorporation or bylaws that would interfere with or prevent the consummation of the transactions contemplated herein;

          (d) enter into (i) any material liabilities relating to the operation of the Purchased Assets or (ii) supply obligations binding Seller or Purchaser to supply (A) more than 1,000 tons per annum of any product relating to the Purchased Assets, or (B) any amount of any product for more than six (6) months;

          (e) make any significant organizational or personnel changes relating to the Mounds Assets;

          (f) pay any bonus or grant any salary or wage increase out of the ordinary course of business or inconsistent with past business practices; or

                                  Page -39-

          (g) make any material changes out of the ordinary course of business in sales prices, practices or terms in respect of the Purchased Assets.

     5.3 TITLE COMMITMENTS, SURVEYS AND UCC SEARCHES. Seller shall use its reasonable efforts to cause to be delivered to Purchaser as soon as practicable after the date hereof (but in no event later than fifteen (15) business days), at Seller's own expense, the following:

          (a) commitments for title insurance ("Title Commitments") committing to insure Purchaser's title in the Real Property listed on Schedule 3.7(a) (other than the Real Property at the Nevada Facility), including, without limitation, minerals and mineral rights, in an amount equal to the fair value thereof, which Title Commitments shall be for ALTA Form Owner's Policies containing extended coverage, zoning 3.1 with parking, contiguity, location and access endorsements and shall deliver proforma title insurance policies on the Closing Date;

          (b) surveys of all the Real Property referred to in subsection (a) above (other than the Real Property at the Nevada Facility), dated within 3 months of the date of this Agreement, certified by licensed surveyors conforming to ALTA standards and disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and access to public streets and roads (the "Surveys"), which Surveys shall disclose the location of the improvements thereon to be within the lot lines, the location of the buildings to be within all building and setback lines, no encroachments of buildings or other improvements from adjoining properties or other survey defects;

          (c) surveys of all the Real Property at the Nevada Facility prepared by Seller, which Seller hereby represents and warrants are true and correct in all material respects; and

          (d) UCC search reports ("UCC Searches") of Seller disclosing no liens or encumbrances against the Purchased Assets.

     Within ten (10) business days of the date that Seller shall have delivered all of the Title Commitments and Surveys to Purchaser hereunder, Purchaser shall deliver to Seller, in writing, such objections as Purchaser may have to anything reflected, contained, determined or set forth therein which affects the marketability of the Real Property or which would prevent Purchaser from using the Real Property in the manner currently used in the operation of the Purchased Assets. For purposes of this Agreement, marketable title shall be determined in accordance with applicable title standards adopted in the state in which the Real Property is located. Any such title or survey matters as to a particular portion of Real Property to which Purchaser does not object within such time period shall be deemed to be Permitted Exceptions hereunder as to such portion of Real Property (all of such matters referred to herein as "Permitted Exceptions"). If exceptions to the title to the Real Property are contained in the Title Commitments or any Schedule to this Agreement, or if exceptions appear from the Surveys, and if in either case Purchaser delivers written objections thereto in accordance with this Section 5.3, then Seller shall have a period of thirty (30) days within which to (i) cure, remove or insure over such exceptions to the reasonable satisfaction of Purchaser or (ii) provide Purchaser with notice that it is unable to cure, remove or insure over such exceptions. Seller shall in good faith use reasonable efforts to eliminate or cure all title or survey defects to which Purchaser objects in accordance with this Section 5.3; provided, however, that Seller shall not be required to commence or maintain any lawsuit or expend any amount in excess of
(A) $50,000 with respect to the Real Property related to the Mounds Assets and
(B) $40,000 in the aggregate with respect to the Real Property related to the Paris Assets and the Nevada Assets, in each case to cure or remove such exceptions. If Seller is unable to cure, remove or insure over the exceptions within such thirty (30) day period or if Seller provides written notice to such effect to Purchaser, then by written notice to Seller within ten (10) days after the earlier of the expiration of such thirty (30) day period or Purchaser's receipt of Seller's notice to such effect, Purchaser shall have the right, as Purchaser's sole remedy hereunder, to (A) waive its objections and accept title subject to the exceptions without set-off or reduction in the Purchase Price or (B) to terminate this Agreement.

     5.4 DUE DILIGENCE AND CONFIDENTIALITY.

         (a) Due Diligence. Purchaser will initiate a pre-acquisition due diligence investigation and review of the books, records and facilities of the Purchased Assets and will complete such pre-acquisition due diligence investigation not later than forty-five (45) days following the date of this Agreement (such 45th day following the date of this Agreement or such earlier date that Purchaser notifies Seller in writing that it has completed its due diligence investigation is referred to herein as the "Review Date").
Seller agrees to provide access to information for purposes of such pre-acquisition due diligence investigation in accordance with Section 5.1(f) hereof. Purchaser shall advise Seller as promptly as practicable at the conclusion of such pre-acquisition due diligence investigation of all matters then known to Purchaser which Purchaser shall in good faith determine (i) to be inconsistent in any material and adverse respect with any of the representations and warranties of Seller contained in this Agreement, or (ii) to deviate materially and adversely from Seller's Latest Balance Sheet. Purchaser shall have the right to terminate this Agreement as set forth in
Section 10.1(c) based upon such due diligence investigation.

         (b) Confidentiality. The parties hereto agree that all information received from another party or any subsidiary thereof in connection with the transactions contemplated herein shall be confidential. Neither such party nor any of their respective

                                  Page -40-
agents, employees, accountants, attorneys or other representatives shall divulge any confidential information relating to the business of Purchaser or Seller to a third party or use the same in any manner for the profit or to the benefit of Purchaser or Seller, or any such employee, agent or a third party. In the event this Agreement is terminated, each such party shall return to the other its confidential information without retaining any notes or abstracts therefrom. The obligation of the parties to keep information confidential shall not apply to (i) any information which (A) was already lawfully in its possession prior the disclosure thereof by Purchaser or Seller; (B) was then generally known to the public other than as a result of a breach of this confidentiality obligation; (C) became known to the public through no fault of the parties or any of their respective agents or representatives; or (D) was lawfully disclosed to the parties by a third party who was not bound by any obligation of confidentiality to the parties, or (ii) disclosures required to be made to third parties in accordance with this Agreement, any law, regulation or order of a court or regulatory agency of competent jurisdiction or authority or information included in regulatory or supervisory filings. The provisions of this Section 5.4(b) shall survive the termination or expiration of this Agreement for two (2) years; provided, however, such obligations shall not apply to Purchaser with respect to the Purchased Assets after the Closing Date.

                                  ARTICLE 6

                CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

     6.1 CONDITIONS TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement, without taking into account any disclosures made by Seller to Purchaser pursuant to Section 5.1(f),
     Section 5.1(h) and/or Section 5.4 hereof;

          (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) since the date of the Last Balance Sheet, there shall have been no material adverse change in the business, operations, properties, assets, condition (financial or otherwise), customer relations or supplier relations, taken as a whole, of Seller related to the Purchased Assets, other than any changes resulting primarily by reason of changes in economic, financial or market conditions affecting the Noncompetition Businesses generally;

          (d) all governmental filings, authorizations and approvals, if any, that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms and conditions reasonably satisfactory to Purchaser;

          (e) all consents by third parties that are required for the transfer of any material Contract Rights or any material portion of the Purchased Assets (including, without limitation, any Leasehold Interests for mining) to Purchaser as contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of, any material Contract Right to which Seller is a party or to which any of the Purchased Assets is subject, and releases of all liens, charges, security interests, encumbrances and claims of others on the Purchased Assets (except as specifically permitted hereby), shall have been obtained on terms and conditions reasonably satisfactory to Purchaser;

          (f) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Purchaser, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

          (g) Seller shall have delivered to Purchaser the Disclosure Schedules as required by Section 3.28 above and Purchaser shall not have exercised any of its termination rights set forth in Section 10.1(c) below;

          (h) Purchaser shall have completed its due diligence investigation of Seller as described in Section 5.4 above and Purchaser shall not have exercised any of its termination rights set forth in Section 10.1(c) below;

          (i) on or before March 11, 1998, the Board of Directors of Purchaser shall have approved this Agreement and the transactions contemplated hereby; and

          (j) Purchaser and Seller shall have entered into (i) a supply contract related to Seller's obligation to supply Purchaser with sodium bentonite (the "Bentonite Supply Contract"), (ii) a supply contract related to Purchaser's obligation to supply Seller with certain traditional/coarse cat litter (the "Traditional Supply Contract"), and
     (iii) a supply contract related to

                                  Page -41-

     Purchaser's obligation to supply Seller with oil/grease absorbent products and agricultural clay carriers for insecticides, herbicides and pesticides (the "Absorbents Supply Contract"), in each case in form and substance reasonably satisfactory to Purchaser.

Any conditions specified in this Section 6.1 may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser (except as otherwise provided in Section 10.3 upon Closing).


                                  ARTICLE 7

               CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE

     7.1 CONDITIONS TO SELLER'S OBLIGATION. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

          (b) Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) all governmental filings, authorizations and approvals, if any, that are required for the consummation of the transactions contemplated hereby (to the extent not waived by Purchaser) shall have been duly made and obtained on terms and conditions reasonably satisfactory to Seller;

          (d) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Seller, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

          (e) on or before March 11, 1998, the Board of Directors of Seller shall have approved this Agreement and the transactions contemplated hereby; and

          (f) Seller and Purchaser shall have entered into the Bentonite Supply Contract and the Traditional Supply Contract, in each case in form and substance reasonably satisfactory to Seller.

Any condition specified in this Section 7.1 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller (except as otherwise provided in Section 10.3 upon Closing).


                                  ARTICLE 8

                            CLOSING TRANSACTIONS

     8.1  THE CLOSING.

          (a) Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601 as promptly as practicable (but no later than five (5) business days) following the satisfaction or waiver of the conditions set forth in Articles 6 and 7 of this Agreement, or at such other place or on such other date as may be mutually agreeable to the parties, but in no event later than May 15, 1998. The date and time of the Closing are referred to herein as the "Closing Date".

          (b) The parties agree to use their respective reasonable efforts to cause the Closing to occur on or before April 31, 1998; provided, that the failure of the Closing to occur on such date shall not be deemed a breach or default hereof.

     8.2 ACTION TO BE TAKEN AT THE CLOSING. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section
8.3 below.

                                  Page -42-

     8.3  CLOSING DOCUMENTS.

          (a) Seller shall deliver to Purchaser at the Closing the following documents, duly executed as necessary by each of the appropriate parties (other than Purchaser) to make them effective:

               (i) copies of all necessary third party and governmental consents, approvals, releases and filings required to be obtained by Seller in order to effect the transactions contemplated by this Agreement;

               (ii) good and sufficient instruments or bills of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), assignments of Intellectual Property and other instruments of transfer, in form and substance reasonably satisfactory to Purchaser and its counsel, as are required in order to transfer to Purchaser title to the Purchased Assets (other than the Real Property and the Unpatented Mining Claims), free and clear of all liens, charges, security interests and other encumbrances;

               (iii) good and sufficient quit claim deeds which will be in recordable form with all Transfer Taxes (as defined in Section 11.11 below) affixed or paid in accordance with Section 11.11, and which will be sufficient to transfer all of Seller's right, title and interest in and to the portion of the Real Property included in the Purchased Assets including, without limitation, minerals and mineral rights related thereto;

               (iv) good and sufficient quit claim deeds, which will be in recordable form with all Transfer Taxes affixed or paid in accordance with Section 11.11 below, and which will be sufficient to transfer all of Seller's right, title and interest in and to any Unpatented Mining Claims included in the Purchased Assets including, without limitation, minerals and mineral rights related thereto;

               (v) instruments of assignment with respect to which Seller will assign and transfer to Purchaser all of Seller's right, title and interest in and to the leases of and other assignable rights in and to real and personal property and other agreements, instruments and documents to be assigned to Purchaser, and pursuant to which Purchaser will assume and agree to perform and discharge all duties and obligations of Seller under the leases, agreements, instruments and documents to be assigned and transferred to Purchaser;

               (vi) additional real estate conveyance documents and certificates, assignments, non-disturbance and attornment agreements, environmental and other disclosure documents, affidavits and other documents and instruments as are reasonably requested by Purchaser and which Purchaser deems necessary in its reasonable discretion to effectuate the transfer of the Purchased Assets;

               (vii) assignment and assumption agreement in substantially the form of Exhibit A attached hereto and made a part hereof (the "Assignment and Assumption Agreement") executed by Seller;

               (viii) certified copies of the resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

               (ix) certified copies of Seller's Certificate of Incorporation and Bylaws, each as in effect at the Closing;

               (x) all consents to assignment to Purchaser of the Contract Rights required by Section 6.1(e) above, excepting only those consents related to Nonassignable Contracts (as defined in Section
          8.4 below);

               (xi) all contracts constituting Contract Rights, Permits (to the extent transferable), purchase orders, sales orders and other documents constituting Purchased Assets;

               (xii) a certificate of accuracy of representations and warranties and compliance with covenants, executed by an authorized officer of Seller;

               (xiii) the Bentonite Supply Contract;

               (xiv)  the Traditional Supply Contract;

               (xv) the opinions of (A) Lord, Bissell & Brook, counsel to Seller, in the form of Exhibit B attached hereto, and (B) local counsel with respect to real property, reserves and deposit matters as may be reasonably requested by Purchaser;



                                  Page -43-

               (xvi) the Absorbents Supply Contract;

               (xvii)  the Trademark License Agreement; and

               (xviii) such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

          All of the foregoing documents in this Section 8.3(a) shall be reasonably satisfactory in form and substance to Purchaser and its counsel and shall be dated the Closing Date.

          (b) Purchaser shall deliver to Seller at the Closing the following items, duly executed by Purchaser where necessary to make them effective:

               (i) the Purchase Price by wire transfer of immediately available funds to an account designated by Seller;

               (ii) the Assignment and Assumption Agreement executed by Purchaser;

               (iii) instruments of assignment with respect to which Seller will assign and transfer to Purchaser all of Seller's right, title and interest in and to the leases of and other assignable rights in and to real and personal property and other agreements, instruments and documents to be assigned to Purchaser, and pursuant to which Purchaser will assume and agree to perform and discharge all duties and obligations of Seller under the leases, agreements, instruments and documents to be assigned and transferred to Purchaser;

               (iv) certified copies of the resolutions duly adopted by Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

               (v)    the Bentonite Supply Contract;

               (vi)   the Traditional Supply Contract;

               (vii) copies of all necessary third party and governmental consents, approvals, releases and filings required to be obtained by Purchaser in order to effect the transactions contemplated by this Agreement;

               (viii) certified copies of Purchaser's Certificate of Incorporation and Bylaws, each as in effect at the Closing;

               (ix) a certificate of accuracy of representations and warranties and compliance with covenants, executed by an authorized officer of Purchaser; and

               (x) an opinion of Vedder, Price, Kaufman & Kammholz, counsel to Purchaser, in the form of Exhibit C attached hereto;

               (xi)    the Trademark License Agreement; and

               (xii) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

          All of the foregoing documents in this Section 8.3(b) shall be reasonably satisfactory in form and substance to Seller and its counsel and shall be dated as of the Closing Date.

     8.4 NONASSIGNABLE CONTRACTS. To the extent that the assignment hereunder by Seller to Purchaser of any contract, commitment, license, lease or other agreement of Seller representing a Contract Right is not permitted or is not permitted without the consent of any other party thereto (the "Nonassignable Contracts"), this Agreement shall not be deemed to constitute an assignment of any such Nonassignable Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Nonassignable Contract, and Purchaser shall assume no obligations or liabilities thereunder. Seller will, prior to the Closing Date, use its best efforts (subject to the last sentence of Section
11.8 below) to obtain the consent of the other party to the assignment to Purchaser of any Nonassignable Contract or any Contract Right. Seller shall advise Purchaser promptly in writing with respect to any Nonassignable Contract with respect to which it knows or has reason to believe it shall not receive any required consent. Without in any way limiting Seller's obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Nonassignable Contracts and the Purchased Assets to Purchaser hereunder or

                                  Page -44-

Purchaser's rights under Section 6.1(e) hereof, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with the rights and benefits, subject to the obligations, under the Nonassignable Contracts, including enforcement for the benefit of Purchaser of any and all rights of Seller against any other Person arising out of breach or cancellation by such other Person and if requested by Purchaser, acting as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require, in each case at Purchaser's cost.

     8.5  MINING CLAIMS AND SURFACE RIGHTS.

          (a) Seller shall transfer to Purchaser all Permits, licenses and governmental approvals of plans of operations on the mining claims or related to the water rights included within the Purchased Assets, in each case solely to the extent that such Permits, licenses and approvals are transferable or assignable without the consent of the governmental authority. Subject to the foregoing, Purchaser shall be responsible for obtaining any Permits, licenses, approvals or authorizations which are not transferable and as may be necessary or desirable in connection with the operation of the Purchased Assets following Closing.

          (b) Seller shall be permitted entry rights of ingress and egress to the Purchased Assets at the Paris Facility and the Nevada Facility to permit compliance with reclamation plans to the extent such entry does not interfere with Purchaser's mineral or related activities at such facilities.

     8.6 POSSESSION. Simultaneously with the Closing, Seller shall take such steps as are necessary or desirable to put Purchaser in actual possession and operating control of the Purchased Assets, which, in the case of all tangible assets, shall be in the same condition in which they were in on the Review Date as defined in Section 5.4 above), ordinary wear and tear excepted.

     8.7 POST-CLOSING MATERS REGARDING INTELLECTUAL PROPERTY. Seller agrees that, from and after the Closing Date, Seller will no longer use or have the right to use that portion of the Intellectual Property constituting trademarks, trade names, patents, copyrights, trade dress and other names, marks and slogans (whether registered, common law or applied for), except for the Licensed Intellectual Property for the purposes contemplated hereby.

     8.8  PRORATION OF TAXES AND CERTAIN CHARGES.

          (a) All real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to any Real Property included within the Purchased Assets for any taxable period which includes the day after the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Seller and Purchaser on a daily basis based upon the number of days in the taxable period preceding and following the Closing Date. If any Taxes subject to proration are paid by one party, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or
     to) the other party after the payment of such Taxes (or promptly following the receipt of any such refund).


                                  Page -45-

          (b) All installments of special assessments or other charges on or with respect to any Real Property included within the Purchased Assets (including the Real Property) payable by Seller for any period in which the Closing Date shall occur, including, without limitation, base rent, common area maintenance, percentage or other additional rent, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal and cost of fuel, shall be apportioned as of the Closing Date based upon meter readings taken on such date or, if such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be allocated on a daily basis to the periods before and after the Closing Date, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto.

          (c) All installments of base rent, additional rent, license fees or other use-related revenue receivable by Seller to the extent attributable to the Purchase Assets for any period in which the Closing Date shall occur shall be prorated so that Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and Purchaser shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date.

                                  ARTICLE 9

                               INDEMNIFICATION

     9.1 INDEMNIFICATION BY SELLER AND PARENT. Each of Seller and Parent agree to jointly and severally indemnify Purchaser and its present and future officers, directors, employees, agents, affiliates and stockholders (collectively, the "Purchaser Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense, fine, penalty or cost (including reasonable legal fees and expenses) (collectively, "Losses"), which Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of, relating to or arising out of the following: (a) any misrepresentation in any of the representations or breach of any of the warranties of Seller contained in this Agreement or the Disclosure Schedules hereto; (b) any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement; (c) any of the Retained Liabilities; (d) any violation or alleged violation of any Environmental Law or any Release of Hazardous Materials on, upon or from any real estate owned, leased or operated by Seller in connection with the Purchased Assets or the operation of the business related to the Purchased Assets on or prior to the Closing Date; or
(e) any Third Person Claims (as defined in Section 9.3(a) hereof) or threatened Claims against Purchaser arising out of the actions or inactions of Seller prior to the Closing with respect to the Purchased Assets or the operation of the business related to the Purchased Assets prior to the Closing
(collectively, "Purchaser Losses").

     9.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify Seller and Parent and their respective present and future officers, directors, employees, agents, affiliates and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breaches of any of the warranties of Purchaser contained in this Agreement; (b) any breach of, or failure to perform, any agreement or covenant of Purchaser contained in this Agreement; (c) any of the Assumed Liabilities; (d) any violation or alleged violation of any Environmental Law or any Release of Hazardous Materials on, upon or from any real estate owned, leased or operated by Purchaser in connection with the operation of the Purchased Assets after the Closing Date; or (e) any Third Party Claims or threatened Claims against Seller arising out of actions or inactions of Purchaser occurring after the Closing, but only to the extent such Losses do not constitute Retained Liabilities (collectively, "Seller Losses").

     9.3 METHOD OF ASSERTING CLAIMS. As used herein, an "Indemnified Party" shall refer to "Purchaser Indemnified Parties" or "Seller Indemnified Parties," as applicable; the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder; and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

          (a) Promptly after any Indemnified Party has received notice of or has knowledge of any claim by a Person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person (collectively, a "Third Person Claim"), the Indemnified Party shall, if a claim with respect thereto is to be made against any Indemnifying Party, give the Indemnifying Party written notice of such Third Person Claim. Such notice shall state the nature and basis of such Third Person Claim and, if ascertainable, the amount thereof. In each such case the Indemnified Party agrees to give such notice to the Indemnifying Party promptly; provided, however, that the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party's obligation to indemnify except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party's failure to give or delay in giving such notice. The Indemnifying Party shall have ten (10) business days after receipt of such notice from the Indemnified Party to notify the Indemnified Party that it acknowledges its obligation to indemnify in respect of such Third Person Claim and whether it elects to conduct and control any legal or administrative action or suit with respect to a Third Person Claim (the "Election Notice"). If the Indemnifying Party does not give the Election Notice, the Indemnified Party shall have the right to defend, contest, settle, or compromise such action or suit in the exercise of its exclusive discretion, at the expense of the

                                  Page -46-

     Indemnifying Party.  If the Indemnifying Party gives the Election
     Notice, the Indemnifying Party shall have the right to settle, compromise, undertake, conduct and control, through counsel of its own choosing and at its sole expense, the conduct and defense of such action or suit, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith (at the expense of the Indemnifying Party); provided, however, that (i) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Indemnified Party without the written consent of the Indemnified Party; (ii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party, but the fees and expenses of such counsel shall be borne by the Indemnified Party except as provided in clause (iii) below; and (iii) upon a final determination of such action or suit, the Indemnifying Party shall promptly reimburse the Indemnified Party for the full amount of any Losses resulting from such action or suit and all reasonable expenses related to such Losses incurred by the Indemnified Party, except fees and expenses of counsel for the Indemnified Party incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party. So long as the Indemnifying Party is contesting any such action or suit in good faith, the Indemnified Party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as Losses under this Article 9. At any time after notice of any Third Person Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of the Third Person Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued, and so notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable pursuant to this Section 9.3(a) with respect to such claim only to the extent of the lesser of (A) the amount which the other party to the contested Third Person Claim had agreed to accept in complete payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party plus other Losses incurred to such date with respect to such claim, or (B) such amount for which the Indemnifying Party may be liable with respect to such Third Person Claim by reason of the provisions of this Section 9.3(a).

          (b) If an Indemnified Party shall have any claim (whether or not a Third Person Claim) pursuant to this Section 9.3, including, but not limited to, a claim for Losses as the result of the Indemnifying Party's failure to acknowledge its obligation to indemnify, the Indemnified Party shall deliver to the Indemnifying Party written notice explaining the nature and amount of such claim promptly after the Indemnified Party shall know the amount of such claim. The Indemnified Party and Indemnifying Party shall thereafter attempt in good faith for a period of not less than thirty (30) days to agree upon whether the Indemnified Party is entitled to be indemnified and held harmless under this Section 9.3 and the extent to which it is entitled to be indemnified and held harmless hereunder. If the parties cannot so agree within said period, the Indemnified Party may thereafter commence litigation in a court of competent jurisdiction for a determination of its claim. Upon resolution of any claim pursuant to this
     Section 9.3, whether by agreement between the parties or the rendering of a final judgment in any litigation, the Indemnifying Party shall within ten (10) of such resolution pay over and deliver to the Indemnified Party funds in the amount of any claim as resolved, and any reasonably documented fees, including reasonable attorneys' fees, incurred by the Indemnified Party with respect to any such litigation.

     9.4 LIMITATION ON CLAIMS. Notwithstanding anything to the contrary contained in this Agreement, no indemnification for the breach of a representation or warranty shall be required under this Article 9 with respect to any Indemnifying Party until the aggregate amount of all Losses claimed for indemnification hereunder against such party exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Basket Amount"), and then the Indemnifying Party shall promptly reimburse the Indemnified Party for the entire Basket Amount (in excess of One Hundred Thousand Dollars ($100,000)) and all other Losses. An Indemnified Party claiming indemnification for Losses with respect to defects in title (or other claims covered by applicable title insurance) of any Real Property shall first make reasonable efforts to recover such Losses under applicable title insurance policies; provided, however, that the failure to so recover under such title insurance policies shall not limit any of such Indemnified Party's rights to indemnification hereunder.

     9.5 INDEMNIFICATION PAYMENTS ON AFTER-TAX BASIS. Any indemnification payment hereunder with respect to any Purchaser Losses or Seller Losses, as the case may be, shall be an amount which is sufficient to compensate the Indemnified Party for the amount of such Losses, after taking into account all readily ascertainable increases in federal, state, local, foreign, or other taxes payable by the Indemnified Party as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of tax basis, or otherwise increasing taxes payable by the Indemnified Party or the stockholders of Seller, as the case may be, at any time). Furthermore, in computing the amount due to a party by reason of a claim for Losses under this Article 9, the aggregate amount due such party shall be reduced by (a) the proceeds of any related insurance or recoveries which cover such claim and are actually received by such party and (b) any readily ascertainable resultant income tax benefits inuring to such party.

     9.6 SURVIVAL. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchaser or Seller in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of eighteen
(18) months; provided, however, the representations and warranties contained in Sections 3.3 (Authorization), 3.12 (Tax Matters), 3.19 (Employee Benefit Plans) and 3.23 (Environmental) shall survive the Closing Date until the expiration of their respective statute of limitations (or in the case of Section 3.23, 10 years, whichever is

                                  Page -47-
shorter); provided, further, however, that to the extent a claim is made in writing prior to any such expiration with respect to any breach of a representation, warranty, covenant or agreement, the survival periods set forth above shall be extended until such claim is finally determined or settled. Notwithstanding anything to the contrary in this Agreement, no investigation by Purchaser shall affect the representations and warranties of Seller under this Agreement or contained in any document, certificate or other writing furnished or to be furnished to Purchaser in connection with the transactions contemplated hereby. No representations or warranties of a party shall be deemed to have been breached by the happening of any event or the existence of any state of facts as to which the party asserting such breach had actual knowledge at or prior to Closing. In the event that a party shall determine prior to Closing that any representations or warranties set forth herein are incorrect in any material respect, except as set forth in Section 10.2 below, such party's sole remedy hereunder shall be to terminate this Agreement pursuant to Section 10.1(b) below.

                                 ARTICLE 10

                                 TERMINATION

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual consent of Purchaser and Seller;

          (b) by either Purchaser or Seller (i) if there has been a material misrepresentation or material breach of warranty or material breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or
     (ii) if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party);

          (c) by Purchaser, in the event that either (i) Purchaser's pre-Closing due diligence investigation and review of the Purchased Assets (as described in Section 5.1(f) and Section 5.4 of this Agreement), or
     (ii) any Disclosure Schedule, or any supplement or amendment thereto, whenever provided pursuant to Section 3.28 hereof, discloses matters (collectively, "Adverse Matters") which (A) are inconsistent in any material respect with any of the representations and warranties of Seller contained in this Agreement (prior to giving effect to such Disclosure Schedule or any supplement or amendment thereto), or (B) deviate materially and adversely from Seller's Latest Balance Sheet, by giving written notice of termination to Seller within ten (10) days of the Review Date or twenty (20) days after the receipt of all such Seller Disclosure Schedules or any amendment or supplement thereto. It is understood and agreed that Purchaser shall be entitled to terminate this Agreement under this Section 10.1(c) based on clause (B) above if and only if:

               (1) Purchaser determines that any one or more Adverse Matters
          (I) could potentially adversely affect the value of the Purchased Assets to be acquired hereunder by an amount, and/or (II) constitute liabilities of any nature not disclosed on Seller's Latest Balance Sheet, whether actual or contingent, having a potential financial impact or cost, equal to or greater than $500,000 in the aggregate (such amount and/or cost is hereafter referred to as the "Adverse Matters Cost"); or

               (2) Purchaser determines that such potential Adverse Matters Cost is an amount greater than $100,000 but less than $500,000 in the aggregate and within five (5) days after demand therefor by Purchaser, Seller fails to agree to reduce the Purchase Price in an amount equal to the difference between such Adverse Matters Cost and $100,000 (it being understood and agreed that so long as Seller shall agree to such reduction in Purchase Price, Purchaser shall have no option to terminate this Agreement under the terms of this Section 10.1(c)); or

          (d) by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by May 15, 1998; provided that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if Purchaser's or Seller's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

     10.2 EFFECT OF TERMINATION. In the event of termination under Section 10.1, neither Parent, Seller nor Purchaser shall have any further liability or obligation hereunder to the other or to any stockholder, officer, director, employee, agent or representative of such other party, but termination of this Agreement under Section 10.1(b) or Section 10.1(d) shall be without prejudice to any rights or remedies the non-terminating party may have arising out of any prior willful breach or willful default of any material representation, warranty, covenant or condition in this Agreement.

     10.3 EFFECT OF CLOSING. Seller and Purchaser shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing.

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

                                 ARTICLE 11

                            ADDITIONAL AGREEMENTS

     11.1 PRESS RELEASE AND ANNOUNCEMENTS. Prior to Closing, Purchaser and Seller shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, no press release, publicity statement or other public notice related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller shall be issued prior to Closing without the joint approval of Purchaser and Seller. Purchaser and Seller shall cooperate to prepare a joint press release to be issued at the time of the signing of this Agreement and on the Closing Date. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party prior to or at Closing, except as required by law or any listing or trading agreement concerning its publicly-traded securities, in which event the disclosing party will use reasonable efforts to advise the other party prior to making the disclosure.

     11.2 EXPENSES.  Except as specifically set forth in Sections 11.9 and
11.11 below, each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

     11.3 FURTHER ASSURANCES. At any time after the Closing Date, Seller and Parent will, at Purchaser's request and cost, promptly execute, acknowledge and deliver any other assurances or documents requested by Purchaser in order to complete the conveyances and transfers of the Purchased Assets contemplated herein or otherwise necessary to provide Purchaser with the benefits contemplated hereby.

     11.4 RESERVED.

     11.5 NON-COMPETE; NON-SOLICITATION.

          (a) In consideration of the payment of the amount of the Purchase Price allocated by the parties for this "Covenant Not To Compete" as described in Sections 2.1 and 2.2 above and as a significant and material inducement for Purchaser to enter into this Agreement, for a period of seven (7) years after the Closing (the "Non-Competition Period"), each of Seller and Parent and their respective affiliates, successors and assigns hereby agrees to and shall, and agrees to and shall cause their respective directors (who are employees of Seller) and officers (while employed by Seller), affiliates, successors and assigns to refrain from, directly or indirectly:

              (i) owning, managing, operating, controlling or otherwise being affiliated with any Person or business that is engaged in any of the Noncompetition Businesses (as defined below) or in the mining, processing, distributing and/or selling of attapulgite clay, porters creek clay, Montmorillonite (as defined in Section 11.5(g) below), non-swelling calcium bentonite and/or diatomite (collectively, the "Noncompete Minerals") in connection with any of the following businesses and products: (A) Traditional Litter Products (as defined in Section 11.5(e) below); (B) oil/grease absorbent products; (C) agricultural/agronomic products (including clay carriers for insecticides, herbicides and pesticides); (D) feed additive products including, but not limited to, anti-caking agents, flowability aids and pellet binders; and (E) turf/soil additives (such businesses and products listed in items (A) through (E) above are collectively referred to herein as the "Noncompetition Businesses"), in each case anywhere within the United States and Canada (the "Geographical Area"); provided, that nothing herein shall limit the ability of Seller to (1) sell Traditional Litter Products to Permitted Accounts (as defined in Section 11.5(d) below) and (2) use clay specification material for colored flecks in Scoopable Litter Products (as defined in Section 11.5(f) below), in each case of clauses (1) and (2) above with product supplied under the Traditional Supply Contract or otherwise supplied by Purchaser;

              (ii) making sales of the Noncompete Minerals for use in the Noncompetition Businesses to any Person or entity (except for Permitted Accounts) that was a customer of Seller at any time prior to the Closing Date;

              (iii) using or disclosing to others for any reason at any time, except as may be required by law, any trade secret or confidential information, if any, included in the Purchased Assets; or

              (iv) selling or transferring any material portion of the assets at the Paris Facility and not included within the Purchased Assets to any Person reasonably likely to (A) utilize such assets in the Noncompetition Businesses in the Geographical Area, or (B) sell or transfer such assets for use by any Person engaged in or reasonably likely to engage in the Noncompetition Business with such assets in the Geographical Area; provided, however, that if Seller elects to auction any such assets in a public auction, Seller may do so without restriction if it first gives fifteen (15) days advance written notice to Purchaser of the date, time and place of such auction and provides Purchaser both the opportunity to view and purchase such assets prior to the date of such auction and to participate in the aforesaid auction.

                                  Page -49-

          (b) In the event that any court shall finally hold that the Non-Competition Period, Geographical Area or any other restriction stated in Section 11.5(a) above constitutes an unreasonable restriction upon any of Seller, Parent or their respective affiliates, successors, assigns, directors or officers, as the case may be, Seller and Parent, for themselves and their respective affiliates, successors, assigns, directors and officers, hereby expressly agree that the provisions of Section 11.5(a) shall not be rendered void, but shall apply as to such time and to such extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved. The parties hereto desire that such provisions shall be enforced as if they were drawn to the extent providing the maximum legal protection to Purchaser.

          (c) Seller and Parent recognize and affirm that in the event of breach of any of the provisions of this Section 11.5, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller and Parent agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's and Parent's obligations under this
     Section 11.5 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 11.5, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 11.5 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by Seller of any of the provisions of this Section 11.5, the running of the Non-Competition Period, but not of Seller's obligations under this Section 11.5, shall be tolled during the period during which such occurrence of any breach or violation is investigated and during the continuance of any actual breach or violation. Seller and Parent (i) acknowledge and agree that Purchaser is acquiring from Seller hereunder, as part of the Purchased Assets, among other things, the Intellectual Property, and certain confidential and proprietary information and goodwill, which is unique and specific to the Purchased Assets, and that Purchaser is entitled to the relief provided under this
     Section 11.5 notwithstanding Seller's retention of ownership of the Excluded Assets, including any similar information or goodwill associated therewith; and (ii) waive any claim that Purchaser lacks a legitimate property interest in the Purchased Assets, including, without limitation, the Intellectual Property, which is entitled to the protection afforded by the provisions of this Section 11.5, due to Seller's continued ownership of the Excluded Assets, including any information or goodwill associated therewith.

          (d) The term "Permitted Accounts" means those customers who are primarily engaged in the sale of pet products for wholesale or retail distribution and customers selling pet products through "farm and fleet" stores, including, but not limited to, the customers listed on Schedule 11.5.

          (e) The term "Traditional Litter Products" means coarse/traditional cat litter made from the Noncompetition Minerals excluding Scoopable Litter Products (as defined below), paper/kaolin, cedar, zeolite, wood chips, wheat and any or all other similar products sold in retail stores on or prior to the Closing Date.

          (f) Notwithstanding anything to the contrary herein, the provisions of this Section 11.5 shall not limit or restrict in any manner Seller, Parent or any of their respective affiliates, successors, assigns, officers or directors from, directly or indirectly, engaging in any aspect of (i) the Scoopable Litter Products business, (ii) providing transportation services with respect to any products or materials of any kind, or (iii) using non-swelling calcium bentonite to engage in the feed additive products business. As used herein "Scoopable Litter Products" means cat litter products which (A) are marketed as scoopable or clumping cat litter products and (B) have as a significant characteristic the formation of removable clumps.

          (g) The term "Montmorillonite" means all forms of montmorillonite clay other than Western "sodium" bentonite and Southern "calcium" bentonite.

     11.6 SPECIFIC PERFORMANCE. Seller and Parent acknowledge that the Purchased Assets are unique and recognize and affirm that in the event of a breach of this Agreement by Seller or Parent, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller and Parent agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's and Parent's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

     11.7 CERTAIN COMMUNICATIONS. All notices and other communications relating to the Assumed Liabilities received by Seller at any time after the Closing Date shall be promptly forwarded to Purchaser.

     11.8 BEST EFFORTS TO CONSUMMATE CLOSING TRANSACTIONS. On the terms and subject to the conditions contained in this Agreement, each of Seller, Parent and Purchaser each agree to use its best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein. In connection herewith, best efforts shall not require a party to commence litigation against or acquire control of a third party, or to

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
accelerate the payment of any indebtedness or scheduled payment, or to make any payment to a third party to obtain a consent (other than payment of Transfer Taxes to the extent required by Section 11.11 below).

     11.9 THIRD PARTY TERMINATION. In recognition of the efforts, expenses, and other opportunities foregone by Purchaser while structuring the transactions contemplated hereby, the parties agree that if prior to the earlier to occur of (a) the Closing hereunder, or (b) December 31, 1998, any Person or entity, other than Purchaser, or a subsidiary or affiliate of Purchaser, shall directly or indirectly, or acting through one or more intermediaries or affiliates, (i) enter into an agreement or understanding with Seller or Parent relating to the acquisition by such Person of the Purchased Assets or stock of Seller (whether by asset purchase, stock purchase, merger or otherwise) or (ii) publicly announce or commence a tender or exchange offer with the intent to accomplish any of the foregoing, which offer the Board of Directors of Seller does not reject, then, upon demand, Seller and Parent, jointly and severally, shall pay to Purchaser a termination fee, in cash, of $875,000 plus the actual amount of out-of-pocket costs incurred by Purchaser in pursuing the transactions contemplated hereby including, without limitation, legal fees, costs and expenses; environmental, health and safety audit costs; accountant's fees, costs and expenses; and fees for governmental filings (collectively, the "Termination Fee"). The Termination Fee shall be deemed neither Purchaser's exclusive remedy hereunder nor liquidated damages and shall instead be in addition to any other rights and remedies of Purchaser for breach of this Agreement, whether in equity or at law. Notwithstanding the foregoing, the provisions of this Section 11.9 shall survive the termination of this Agreement for any reason and remain applicable except for proper termination of this Agreement (A) by Seller pursuant to Section 10.1(b) or Section 10.1(d),
(B) by Purchaser pursuant to Section 10.1(c) or (C) by both parties pursuant to
Section 10.1(a).

     11.10 EMPLOYEES OF SELLER.

           (a) Prior to the Closing Date, Purchaser will provide Seller with a list of the Hourly Employees and the Salaried Employees to whom Purchaser agrees to offer employment on the day following the Closing Date. Any individual to whom Purchaser offers employment, and who accepts such offer, shall become an employee of Purchaser on the day following the Closing Date, except that any individual who is on long-term or short-term disability leave as of the Closing Date shall not become an employee of Purchaser prior to the first day such individual actually reports for work with Purchaser.

           (b) Upon the occurrence of the Closing, Purchaser agrees to offer employment to substantially all of the employees of Seller at the Mounds Facility and shall maintain such employment for a period of at least sixty
     (60) days following the Closing Date (except for such employees who are terminated for cause within such period). Purchaser shall have the absolute right to establish all terms and conditions of employment, including wages, benefits, and benefit plans, for any employees of Seller to whom it chooses to make an offer of employment to be employed by Purchaser. Further, it is expressly agreed that Purchaser is not bound by any previous or existing collective bargaining agreement which may be in existence between Seller and any representatives of Seller's employees, nor is Purchaser bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for Seller's employees. All such offers of employment shall be on the terms and conditions established by Purchaser. Seller agrees not to discourage any such employees from accepting employment with Purchaser.

     11.11 PAYMENT OF TRANSFER TAXES AND TAX FILINGS AND CERTAIN POST-CLOSING AGREEMENTS.

           (a) Seller shall pay all of the transfer taxes imposed upon, or assessed upon or with respect to, the transfer of the Purchased Assets to Purchaser and any transfer taxes to effect any recording or filing with respect thereto (collectively, the "Transfer Taxes") and all recording costs, together up to the first One Hundred Thousand Dollars ($100,000) of such Transfer Taxes; thereafter, Purchaser shall pay all such Transfer Taxes and recording costs. The party responsible for the payment thereof shall timely prepare and file any returns or other filings related to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, shall pay such Transfer Taxes when due and shall promptly following the filing thereof furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Taxes to the other party.

           (b) Each party agrees to furnish or cause to be furnished to the others, upon request, as promptly as practicable, such information and assistance at the requesting party's cost relating to the Purchased Assets as is reasonably necessary for the filing of all Tax returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.

           (c) The parties acknowledge that the Purchase Price will be allocated among the Assets in accordance with Section 2.2 of this Agreement. Purchaser and Seller agree that they shall each prepare and file IRS Form 8594, as required by Section 1060 of the Code and the treasury regulations promulgated thereunder in a manner consistent with the foregoing allocation.

                                  Page -51-

           (d) Seller shall deliver to Purchaser at or prior to the Closing an affidavit under penalties of perjury stating: (1) its name, address, and taxpayer identification number and (ii) that it is not a "foreign person" within the meaning of Section 1445 of the Code.

           (e) Seller agrees that, on and after the Closing Date, it will cooperate with Purchaser to transfer right, title and interest in and to its telephone numbers at the Mounds Facility to Purchaser. Purchaser agrees to pay all costs and expenses associated with such transfer.

     11.12 BULK SALES LAWS. The parties hereto waive compliance with the statutory provisions relating to the bulk sales and transfers, if applicable.

     11.13 CASUALTY. In the event of any casualty or damage to the Purchased Assets which occurs prior to the Closing Date for which the cost to repair such casualty or damage is less than Two Hundred Fifty Thousand Dollars ($250,000), Purchaser shall take an assignment at Closing from Seller of all of Seller's right, title and interest in insurance proceeds payable with respect to such casualty or damage which can then be used by Purchaser to repair such casualty or damage, plus an amount in cash (payable by Seller to Purchaser at Closing) equal to the deductible under any such insurance policies and, thereupon, there shall be no adjustment of the Purchase Price and this Agreement shall remain in full force and effect. If, on the other hand, the cost to repair such casualty or damage exceeds such amount, Purchaser may elect to either: (a) terminate this Agreement by written notice to Seller without any further recourse against Seller; or (b) consummate the transactions contemplated herein without adjustment of the Purchase Price and take an assignment at Closing from Seller of all of Seller's right, title and interest in insurance proceeds plus an amount in cash (payable by Seller to Purchaser at Closing) equal to the deductible under any such insurance policies.

                                 ARTICLE 12

                                MISCELLANEOUS

     12.1 AMENDMENT AND WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Seller and Parent only if such amendment or waiver is set forth in a writing executed by Seller and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. Any waiver given hereunder or failure to insist upon the strict compliance with any terms or provisions of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with the terms or provisions hereof. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

     12.2 NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the second business day after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     Notices to Seller

           AMCOL International Corporation
           1500 W. Shore Drive
           Suite 500
           Arlington Heights, IL  60004-7803
           Attention:  Mr. Paul Shelton
           Facsimile:  (847) 506-6188

     with a copy to:

           Lord, Bissell & Brook
           115 South LaSalle Street
           Chicago, IL 60603
           Attention:   Clarence O. Redman, Esq.
           Facsimile:  (312) 443-0336


                                  Page -52-

     Notices to Purchaser

           Oil-Dri Corporation of America
           410 North Michigan Avenue
           Chicago, IL  60611
           Attention:  Mr. Daniel S. Jaffee
           Facsimile:  (312) 706-1216

     with a copy to:

           Vedder, Price, Kaufman & Kammholz
           222 North LaSalle Street
           Chicago, IL  60601-1003
           Attention:  Michael A. Nemeroff, Esq.
           Facsimile:  312-609-5005


Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     12.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller or Parent shall be assignable by Seller or Parent without the prior written consent of Purchaser. Purchaser shall have the right at any time to assign this Agreement (and all of its rights, remedies, duties and obligations hereunder) without the consent of any other party, to a subsidiary or affiliate of Purchaser; provided, however, Purchaser shall remain obligated hereunder for all purposes set forth herein.

     12.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     12.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

     12.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

     12.7 COMPLETE AGREEMENT. This Agreement and the Disclosure Schedules, instruments, exhibits, agreements and documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     12.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     12.9 GOVERNING LAW. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     12.10 REMEDIES CUMULATIVE. All remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the provisions, covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

     12.11 NO THIRD PARTIES. Except as otherwise expressly provided herein, no persons or entities other than Purchaser, Seller, Parent and their respective successors and permitted assigns shall have any rights under this Agreement.

                                  Page -53-

     [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      AMERICAN COLLOID COMPANY



                                      By:
                                      Name:
                                      Its:


                                      OIL-DRI CORPORATION OF AMERICA


                                      By:
                                      Name:
                                           ------------------------------------
                                      Its:




ACKNOWLEDGED AND AGREED for
the purposes described in the introductory paragraph first written above.

AMCOL INTERNATIONAL CORPORATION


By:
   ------------------------------
Name:
     ----------------------------
Its:
    -----------------------------


                                  Page -54-